Exhibit 99.1

WPX Energy, Inc.

Consolidated Financial Statements (Audited)

For the fiscal year ended December 31, 2020

Report of Independent Auditors

Board of Directors of Devon Energy Corporation

We have audited the accompanying consolidated financial statements of WPX Energy, Inc. (the Company), which comprise the consolidated balance sheets as of December 31, 2020 and 2019, and the related consolidated statements of operations, changes in equity, and cash flows for the three years then ended, and the related notes to the consolidated financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion.

An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of WPX Energy, Inc. at December 31, 2020 and 2019, and the consolidated results of their operations and their cash flows for the three years then ended in conformity with U.S. generally accepted accounting principles.

/s/ Ernst & Young LLP

Tulsa, Oklahoma

February 17, 2021

WPX Energy, Inc.

Consolidated Balance Sheets

	December 31,
	2020	2019
	(Millions)
Assets
Current assets:
Cash and cash equivalents	$333	$60
Accounts receivable, net of allowance	494	450
Derivative assets	4	57
Inventories	24	41
Other	51	39

Total current assets	906	647
Investments	33	48
Properties and equipment, net (successful efforts method of accounting)	8,489	7,590
Derivative assets	2	10
Other noncurrent assets	101	118

Total assets	$9,531	$8,413

Liabilities and Equity
Current liabilities:
Accounts payable	$611	$556
Accrued and other current liabilities	234	251
Derivative liabilities	242	91

Total current liabilities	1,087	898
Deferred income taxes	99	290
Long-term debt, net	3,215	2,202
Derivative liabilities	33	—
Other noncurrent liabilities	663	508
Contingent liabilities and commitments (Note 11)

Preferred units of consolidated partnership	9	—
Stockholders’ equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares outstanding at December 31, 2020 and 2019)	—	—
Common stock (2 billion shares authorized at $0.01 par value; 561.2 million and 416.8 million shares issued and outstanding at December 31, 2020 and 2019)	6	4
Additional paid-in-capital	8,672	7,692
Accumulated deficit	(4,253)	(3,181)

Total stockholders’ equity	4,425	4,515

Total liabilities and equity	$9,531	$8,413

See accompanying notes.

WPX Energy, Inc.

Consolidated Statements of Operations

	Years Ended December 31,
	2020	2019	2018
Revenues:	(Millions, except per share amounts)
Product revenues:
Oil sales	$1,694	$2,050	$1,790
Natural gas sales	64	75	87
Natural gas liquid sales	145	122	148

Total product revenues	1,903	2,247	2,025
Net gain (loss) on derivatives	321	(153)	81
Commodity management	199	194	204
Other	10	4	—

Total revenues	2,433	2,292	2,310
Costs and expenses:
Depreciation, depletion and amortization	985	928	777
Lease and facility operating	392	374	272
Gathering, processing and transportation	276	183	107
Taxes other than income	131	178	157
Exploration	116	95	75
General and administrative (including equity-based compensation of $38 million, $34 million and $32 million for the respective periods)	205	206	182
Commodity management	221	163	182
Impairments of proved properties (Note 5)	967	—	—
Acquisition and merger costs (Notes 1 and 2)	41	3	—
Other—net	(8)	18	4

Total costs and expenses	3,326	2,148	1,756

Operating income (loss)	(893)	144	554
Interest expense	(193)	(159)	(163)
Loss on extinguishment of debt (Note 9)	(23)	(47)	(71)
Gains on equity method investments transactions	2	380	—
Equity earnings (loss)	13	9	(6)
Other income	3	1	2

Income (loss) from continuing operations before income taxes	(1,091)	328	316
Provision (benefit) for income taxes	(201)	70	74

Income (loss) from continuing operations	(890)	258	242
Loss from discontinued operations	(178)	(2)	(91)

Net income (loss)	(1,068)	256	151
Less: Net income attributable to noncontrolling interests	4	—	—

Net loss attributable to WPX Energy, Inc.	(1,072)	256	151
Less: Dividends on preferred stock	—	—	8

Net income (loss) available to WPX Energy, Inc. common stockholders	$(1,072)	$256	$143

(continued on next page)

WPX Energy, Inc.

Consolidated Statements of Operations-(Continued)

	Years Ended December 31,
	2020	2019	2018
	(Millions, except per share amounts)
Amounts available to WPX Energy, Inc. common stockholders:
Income (loss) from continuing operations	$(894)	$258	$234
Loss from discontinued operations	(178)	(2)	(91)

Net income (loss)	$(1,072)	$256	$143

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$(1.67)	$0.62	$0.57
Loss from discontinued operations	(0.33)	(0.01)	(0.22)

Net income (loss)	$(2.00)	$0.61	$0.35

Basic weighted-average shares	535.1	420.4	408.4
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$(1.67)	$0.61	$0.57
Loss from discontinued operations	(0.33)	—	(0.22)

Net income (loss)	$(2.00)	$0.61	$0.35

Diluted weighted-average shares	535.1	422.0	411.7

See accompanying notes.

WPX Energy, Inc.

Consolidated Statements of Changes in Equity

	WPX Energy, Inc., Stockholders

	Preferred Stock	Common Stock	Capital in Excess of Par Value	Accumulated Deficit	Total Stockholders’ Equity
			(Millions)
Balance at December 31, 2017	$232	$4	$7,479	$(3,588)	$4,127
Net income				151	151
Stock based compensation, net of tax impact			31		31
Conversion of preferred stock to common stock	(232)		232		—
Dividends on preferred stock			(8)		(8)

Balance at December 31, 2018	—	4	7,734	(3,437)	4,301

Net income				256	256
Stock based compensation, net of tax impact			22		22
Transaction costs related to partnerships			(6)		(6)
Repurchases of common stock			(58)		(58)

Balance at December 31, 2019	—	4	7,692	(3,181)	4,515

Net loss				(1,072)	(1,072)
Stock based compensation, net of tax impact			32		32
Issuance of common stock related to an acquisition		2	992		994
Repurchases of common stock			(44)		(44)

Balance at December 31, 2020	$—	$6	$8,672	$(4,253)	$4,425

See accompanying notes.

WPX Energy, Inc.

Consolidated Statements of Cash Flows

	Years Ended December 31,
	2020	2019	2018
Operating Activities(a)	(Millions)
Net income (loss)	$(1,068)	$256	$151
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and amortization	985	928	785
Deferred income tax provision (benefit)	(191)	89	84
Provision for impairment of properties and equipment (including certain exploration expenses)	1,092	86	73
Net (gains) losses related to equity method investments transactions and sales of assets	(2)	(380)	145
Net (gain) loss on derivatives	(321)	153	(81)
Net (payments) settlements related to derivatives	687	12	(237)
Amortization of stock-based awards	38	37	34
Loss on extinguishment of debt	23	47	71
Equity losses or (undistributed equity earnings)	—	(4)	6
Cash provided by (used in) operating assets and liabilities:
Accounts receivable	20	(62)	(59)
Inventories	6	6	(15)
Other current assets	(1)	(5)	2
Accounts payable	(41)	97	17
Federal income tax receivable	19	19	(38)
Accrued and other current liabilities	(84)	3	(22)
Liabilities related to discontinued operations	135	(28)	(47)
Other, including changes in other noncurrent assets and liabilities	40	3	14

Net cash provided by operating activities(a)	1,337	1,257	883

Investing Activities(a)
Capital expenditures(b)	(1,104)	(1,357)	(1,476)
Capital expenditures related to consolidated partnerships(c)	(24)	(5)	—
Proceeds from sales of assets and equity method investments transactions	5	592	682
Purchases of a business, net of cash acquired	(915)	—	—
Purchases of or contributions to equity method investments	—	(18)	(102)
Distributions from equity method investments in excess of cumulative earnings	15	14	—
Other	—	1	—

Net cash used in investing activities(a)	(2,023)	(773)	(896)

Financing Activities
Proceeds from common stock	2	2	10
Dividends paid on preferred stock	—	—	(11)
Payments for repurchases of common stock	(44)	(58)	—
Borrowings on credit facility	942	1,541	1,453
Payments on credit facility	(942)	(1,871)	(1,123)
Proceeds from long-term debt, net of discount	1,383	593	494
Payments for retirement of long-term debt, including premium	(392)	(594)	(986)
Contribution from noncontrolling interests in consolidated partnerships	26	—	—
Distributions to noncontrolling interests in consolidated partnerships	(6)	—	—
Taxes paid for shares withheld	(9)	(16)	(14)
Payments for debt issuance costs and credit facility amendment fees	(6)	(3)	(10)
Other	8	(16)	17

Net cash provided by (used in) financing activities	962	(422)	(170)

Net increase (decrease) in cash and cash equivalents and restricted cash	276	62	(183)
Cash and cash equivalents and restricted cash at beginning of period	80	18	201

Cash and cash equivalents and restricted cash at end of period	$356	$80	$18

(a)	Amounts reflect both continuing and discontinued operations unless otherwise noted.
(b)

Incurred capital expenditures were $1,057 million, $1,313 million and $1,510 million for the respective periods. The difference between incurred and cash capital expenditures is due to changes in related accounts payable and accounts receivable.

(c)

Incurred capital expenditures were $25 million and $8 million for 2020 and 2019, respectively. The difference between incurred and cash capital expenditures is due to changes in related accounts payable and accounts receivable.

See accompanying notes.

WPX Energy, Inc.

Notes to Consolidated Financial Statements

Note 1. Description of Business, Basis of Presentation and Summary of Significant Accounting Policies Description of Business

Operations of our company include oil, natural gas and natural gas liquids (“NGL”) development and production primarily located in Texas, New Mexico and North Dakota. We specialize in development and production from tight-sands and shale formations in the Delaware and Williston Basins. Associated with our commodity production are sales and marketing activities, referred to as commodity management activities, which include oil and natural gas purchased from third-party working interest owners in operated wells and the management of various commodity contracts, such as transportation.

The consolidated businesses represented herein as WPX Energy, Inc. is also referred to as “WPX,” the “Company,” “we,” “us” or “our.”

Merger with Devon Energy

On September 28, 2020 WPX and Devon Energy (“Devon”) announced the signing of an agreement (the “Merger Agreement”) to combine in an all-stock merger of equals transaction (the “Devon Merger”). The transaction was approved by the shareholders of both companies on December 30, 2020 and subsequently closed on January 7, 2021 (“Merger Close Date”). Under the terms of the agreement, WPX shareholders receive a fixed exchange ratio of 0.5165 shares of Devon common stock for each share of WPX common stock owned (the “Exchange Ratio”). After the exchange on the Merger Close Date, WPX became a wholly owned subsidiary of Devon. Merger related expenses of $11 million primarily related to legal and advisory fees are reflected in the Acquisition and merger costs on the Consolidated Statements of Operations. An additional $30 million of merger-related advisory costs became payable upon the successful closing of the Merger. The accompanying financial statements and footnotes reflect WPX prior to the Devon Merger.

Basis of Presentation and Summary of Significant Accounting Policies

Principles of consolidation

The consolidated financial statements include the accounts of our wholly and majority-owned subsidiaries and investments. Companies in which we own 20 percent to 50 percent of the voting common stock, or otherwise exercise significant influence over operating and financial policies of the Company, are accounted for under the equity method. All material intercompany transactions have been eliminated. The Company has no other elements of comprehensive income (loss) other than net income (loss).

Our continuing operations comprise a single business segment, which includes the development, production and commodity management activities of oil, natural gas and NGLs in the United States.

Discontinued Operations

See Note 3 for a further discussion of discontinued operations. Unless indicated otherwise, the information in the Notes to Consolidated Financial Statements relates to continuing operations.

Use of estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Significant estimates and assumptions that impact these financials include:

•	impairment assessments of long-lived assets;

•	valuation of deferred tax assets and liabilities;

•	valuations of derivatives;

•	estimation of oil and natural gas reserves; and

•	assessments of litigation-related contingencies.

These estimates are discussed further throughout these notes.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Cash and cash equivalents

Our cash and cash equivalents balance includes amounts primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government. These have maturity dates of three months or less when acquired.

Restricted cash

Restricted cash was approximately $23 million and $20 million as of December 31, 2020 and 2019, respectively, and is included in other current assets on the Consolidated Balance Sheets.

Accounts receivable

Accounts receivable are carried on a gross basis, with no discounting, less the allowance for credit losses. We estimate the allowance for credit losses based on existing economic conditions, the financial conditions of the customers and the amount and age of past due accounts. Receivables are considered past due if full payment is not received by the contractual due date. Past due accounts are generally written off against the allowance for credit losses only after all collection attempts have been exhausted. A portion of our receivables are from joint interest owners of properties we operate. Thus, we may have the ability to withhold future revenue disbursements to recover any non-payment of joint interest billings.

Inventories

All inventories are stated at the lower of cost or market. Our materials, supplies and other inventories consist of tubular goods and production equipment for future transfer to wells and crude oil production in transit. Inventory is recorded and relieved using the weighted average cost method. The following table presents a summary of inventories.

	Years ended December 31,
	2020	2019
	(Millions)
Material, supplies and other	$19	$36
Commodity production in transit	5	5

	$24	$41

During the first quarter of 2020, we recorded a lower-of-cost or market adjustment to material and supplies inventory of approximately $13 million which is reported in Other—net on the Consolidated Statement of Operations.

Properties and equipment

Oil and gas exploration and production activities are accounted for under the successful efforts method. Costs incurred in connection with the drilling and equipping of exploratory wells are capitalized as incurred. If proved reserves are not found, such costs are charged to exploration expenses. Other exploration costs, including geological and geophysical costs and lease rentals are charged to expense as incurred. All costs related to development wells, including related production equipment and lease acquisition costs, are capitalized when incurred whether productive or nonproductive.

Unproved properties include lease acquisition costs. Individually significant lease acquisition costs are assessed annually, or as conditions warrant, for impairment considering our future drilling plans, the remaining lease term and recent drilling results. Lease acquisition costs that are not individually significant are aggregated by prospect or geographically, and the portion of such costs estimated to be nonproductive prior to lease expiration is amortized over the average holding period. The estimate of what could be nonproductive is based on our historical experience or other information, including current drilling plans and existing geological data. Impairment and amortization of lease acquisition costs are included in exploration expense on the Consolidated Statements of Operations. If the unproved properties are determined to be productive, the appropriate related costs are transferred to proved oil and gas properties. We refer to unproved lease acquisition costs as unproved properties.

From time to time we may exchange leasehold acreage with third parties. In connection with this type of nonmonetary exchange in which commercial substance is established, we must record assets received based on the fair value of either the asset surrendered or, if more readily determinable, the assets received. Any resulting difference between the fair value and the carrying value of the assets is recorded as a gain or loss, to the extent a loss exceeds accumulated amortization, in the Consolidated Statements of Operations.

Gains or losses from the ordinary sale or retirement of properties and equipment are recorded in operating income (loss) as either a separate line item, if individually significant, or included in other—net on the Consolidated Statements of Operations.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Costs related to the construction or acquisition of field gathering, processing and certain other facilities are recorded at cost. Ordinary maintenance and repair costs are expensed as incurred.

Depreciation, depletion and amortization

Capitalized exploratory and developmental drilling costs, including lease and well equipment and intangible development costs are depreciated and amortized using the units-of-production method based on estimated proved developed oil and gas reserves on a field basis. Depletion of producing leasehold costs is based on the units-of-production method using estimated total proved oil and gas reserves on a field basis. In arriving at rates under the units-of-production methodology, the quantities of proved oil and gas reserves are established based on estimates made by our geologists and engineers.

Costs related to gathering, processing and certain other facilities are depreciated on the straight-line method over the estimated useful lives.

Impairment of long-lived assets

We evaluate our long-lived assets for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such assets may not be recoverable. When an indicator of impairment has occurred, we compare our management’s estimate of undiscounted future cash flows attributable to the assets to the carrying value of the assets to determine whether an impairment has occurred. If an impairment of the carrying value has occurred, we determine the amount of the impairment recognized in the financial statements by estimating the fair value of the assets and recording a loss for the amount that the carrying value exceeds the estimated fair value.

Proved properties, including developed and undeveloped, are assessed for impairment using estimated future undiscounted cash flows on a field basis. If the undiscounted cash flows are less than the book value of the assets, then a subsequent analysis is performed using discounted cash flows. Additionally, our leasehold costs are evaluated for impairment if the proved property costs within a basin are impaired.

Judgments and assumptions are inherent in our management’s estimate of undiscounted future cash flows and an asset’s fair value. These judgments and assumptions include such matters as the estimation of oil and gas reserve quantities, risks associated with the different categories of oil and gas reserves, the timing of development and production, expected future commodity prices, capital expenditures, production costs, and appropriate discount rates.

Contingent liabilities

Due to the nature of our business, we are routinely subject to various lawsuits, claims and other proceedings. We recognize a liability in our consolidated financial statements when we determine that it is probable that a loss has been incurred and the amount can be reasonably estimated. If we determine that a loss is probable but lack information on which to reasonably estimate a loss, if any, or if we determine that a loss is only reasonably possible, we do not recognize a liability. We disclose the nature of loss contingencies that are potentially material but for which no liability has been recognized.

Asset retirement obligations

We record an asset and a liability upon incurrence equal to the present value of each expected future asset retirement obligation (“ARO”). These estimates include, as a component of future expected costs, an estimate of the price that a third party would demand, and could expect to receive, for bearing the uncertainties inherent in the obligations, sometimes referred to as a market risk premium. The ARO asset is depreciated in a manner consistent with the depreciation of the underlying physical asset. We measure changes in the liability due to passage of time by applying an interest method of allocation. This amount is recognized as an increase in the carrying amount of the liability and as a corresponding accretion expense in lease and facility operating expense included in costs and expenses.

Cash flows from revolving credit facilities

Proceeds and payments related to any borrowings under a revolving credit facility are reflected in the financing activities of the Consolidated Statements of Cash Flows on a gross basis.

Derivative instruments and hedging activities

We utilize derivatives to manage our commodity price risk. These instruments consist primarily of futures contracts, swap agreements, option contracts, and forward contracts involving short- and long-term purchases and sales of a physical energy commodity.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

We report the fair value of derivatives, except those for which the normal purchases and normal sales exception has been elected, on the Consolidated Balance Sheets in derivative assets and derivative liabilities as either current or noncurrent. We determine the current and noncurrent classification based on the timing of expected future cash flows of individual trades. We report these amounts on a gross basis. Additionally, we report cash collateral receivables and payables with our counterparties on a gross basis.

The accounting for the changes in fair value of a commodity derivative can be summarized as follows:

Derivative Treatment	Accounting Method
Normal purchases and normal sales exception	Accrual accounting
Designated in a qualifying hedging relationship	Hedge accounting
All other derivatives	Mark-to-market accounting

We may elect the normal purchases and normal sales exception for certain short- and long-term purchases and sales of a physical energy commodity. Under accrual accounting, any change in the fair value of these derivatives is not reflected on the balance sheet after the initial election of the exception.

Certain gains and losses on derivative instruments included on the Consolidated Statements of Operations are netted together to a single net gain or loss, while other gains and losses are reported on a gross basis. Gains and losses recorded on a net basis include:

•	unrealized gains and losses on all derivatives that are not designated as cash flow hedges related to production and for which we have not elected the normal purchases and normal sales exception;

•

unrealized gains and losses on all derivatives that are not designated as cash flow hedges related to commodity management and for which we have not elected the normal purchases and normal sales exception;

•	realized gains and losses on all derivatives that settle financially;

•	realized gains and losses on derivatives held for trading purposes; and

•	realized gains and losses on derivatives entered into as a pre-contemplated buy/sell arrangement.

Realized gains and losses on derivatives that require physical delivery are recorded on a gross basis. In reaching our conclusions on this presentation, we considered whether we act as principal in the transaction; whether we have the risks and rewards of ownership, including credit risk; and whether we have latitude in establishing prices.

Product and commodity management revenues

Our revenues on the Consolidated Statement of Operations include oil, natural gas and natural gas liquids sales (collectively, “product revenues”), commodity management revenues and net gain (loss) on derivatives. Product revenues relate to production from properties in which we own an interest. Commodity management revenues primarily relate to sales of products we may purchase from other third parties in the areas we operate. We derive substantially all of our revenues from the sale of oil, natural gas and natural gas liquids in the continental United States. We believe the disaggregation of product revenues into the three major product types of oil sales, natural gas sales and natural gas liquid sales is an appropriate level of detail for our company’s primary activity and industry.

Our contracts for oil and natural gas sales are typically standard industry contracts that may include modifications for counterparty-specific provisions related to volumes, price differentials, discounts and other adjustments and deductions. Our contracts related to natural gas liquids sales are generally with the company contracted to gather and process natural gas to extract the natural gas liquids. The provider of these services typically purchases our share of the natural gas liquids pursuant to the terms of each contract. Oil, natural gas and natural gas liquids prices are derived from stated market prices which are then adjusted to reflect deductions including fuel, shrink, transportation, fractionation and processing. Product revenues are initially accrued based on volume and price estimates using the best available information. These accruals are typically actualized one to two months later when volume and pricing are confirmed. Adjustments to actualize the accruals for product revenues are generally not material.

Revenue is recognized when the performance obligations under the terms of our contracts with customers are satisfied. The primary performance obligation for the material portion of our revenue contracts is the delivery of oil, natural gas or natural gas liquids to our customers. Significant judgments related to revenue recognition include principal versus agent considerations.

We record revenue on a gross basis when we control a promised good or service before transferring it to a customer. We record revenue on a net basis when we arrange for another company to provide the good or service. Determining the point and time when control of a product transfers to a customer requires significant judgment. Payment is typically due 30 to 45 days following delivery of product to our customers.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Commodity management expenses

Commodity management expenses primarily relate to product we may purchase from other third parties in the areas we operate.

Income taxes

We file consolidated and combined federal and state income tax returns for the Company and its subsidiaries. We record deferred taxes for the differences between the tax and book basis of our assets as well as loss or credit carryovers to future years. A valuation allowance is established to reduce deferred tax assets if it is determined it is more likely than not that the related tax benefit will not be realized. Deferred tax liabilities and assets are classified as noncurrent on the statement of financial position.

Employee stock-based compensation

Restricted stock units and awards are generally valued at market value on the grant date and generally vest over three years. Restricted stock compensation cost, net of estimated forfeitures, is generally recognized over the vesting period on a straight-line basis. Performance-based awards are tied to shareholder return over time relative to our peer group and are valued using a Monte Carlo method using measures of total shareholder return.

Earnings (loss) per common share

Basic earnings (loss) per common share is based on the sum of the weighted-average number of common shares outstanding and vested restricted stock units. Diluted earnings (loss) per common share includes any dilutive effect of stock options and nonvested restricted stock units and awards (see Note 4).

Debt issuance costs

Debt issuance fees, which are recorded at cost, net of amortization, are amortized over the life of the respective debt agreements utilizing the effective interest and straight-line methods. The Company had total net debt issuance costs of $49 million and $36 million as of December 31, 2020 and 2019, respectively. Unamortized debt issuance costs related to the Company’s senior unsecured notes are reported in long-term debt (see Note 9) and debt issuance costs related to the Credit Facility are recorded in other noncurrent assets on the Company’s Consolidated Balance Sheets.

Recently Adopted Accounting Standards

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments—Credit Losses. This ASU, as further amended, affects trade receivables, financial assets and certain other instruments that are not measured at fair value through net income and requires entities to recognize an estimated credit loss expected over the life of an exposure through an allowance, which is re-measured at each reporting date. This ASU requires entities to consider a broader range of information when estimating expected credit losses, including current information and reasonable forecasts, which may result in the earlier recognition of losses. We applied this ASU effective January 1, 2020 using a modified retrospective approach. The adoption of this ASU did not have a material impact on the Company’s consolidated financial statements.

In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement. This ASU eliminates, adds and modifies certain disclosure requirements for fair value measurements. Entities are no longer required to disclose the amount of and reasons for transfers between Level 1 and Level 2 of the fair value hierarchy, but public companies are required to disclose additional information about significant unobservable inputs for Level 3 measurements. The adoption of this ASU, effective January 1, 2020, did not have a material impact on the Company’s consolidated financial statements.

Accounting Standards Not Yet Adopted

In December 2019, the FASB issued ASU 2019-12, Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes. This ASU simplifies various aspects related to accounting for income taxes by removing certain exceptions to the general principles in Topic 740 and clarifying and amending existing guidance to improve consistent application. The amendments in this ASU are effective for public entities for annual periods, and interim periods within those annual periods, beginning after December 15, 2020. The Company is evaluating the impact of the adoption of ASU 2019-12 on its financial statements, but does not expect such adoption to have a material impact.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Note 2. Felix Acquisition

On December 15, 2019, we entered into a Securities Purchase Agreement (the “Purchase Agreement”) with Felix Investments Holdings II, LLC (“Felix Parent”) to acquire all of the issued and outstanding membership interests of Felix Energy Holdings II, LLC (“Felix”) (collectively, the “Felix Acquisition”), for consideration of approximately $2.5 billion (the “Unadjusted Purchase Price”), consisting of $900 million in cash (the “Unadjusted Cash Purchase Price”), and approximately 153 million unregistered shares of our common stock (the “Unadjusted Equity Consideration”) determined by dividing $1.6 billion by $10.46, the volume weighted average per share price of the Company for the ten consecutive trading days ending on December 13, 2019. We completed the Felix Acquisition on March 6, 2020 (the “Acquisition Date”). The estimated fair value of the consideration was $1.933 billion, consisting of the estimated fair value of the 153 million shares of WPX common stock and approximately $939 million in cash. The consideration was subject to closing adjustments and the cash consideration was increased due to interim operations and working capital items. We have incurred approximately $30 million of acquisition-related costs, primarily related to legal and advisory fees which are reflected on a separate line item on the Consolidated Statements of Operations. WPX funded the cash consideration with proceeds from a debt offering in January 2020 along with available cash on hand and borrowings under our revolving credit facility. See Note 9 for further discussion on the financing of this transaction.

All of Felix’s properties are located in the Delaware Basin and include approximately 58,000 net acres with six productive benches, with core operations located in Loving, Reeves, Ward and Winkler counties in Texas. As of closing, proved developed reserves were approximately 106 MMBoe.

The following table presents the unaudited pro forma financial results for the twelve months ended December 31, 2020 and 2019 as if the Felix Acquisition and related financings had been completed January 1, 2019. In addition, the twelve months ended December 31, 2020 have been adjusted to exclude $30 million of acquisition-related costs. The unaudited pro forma financial information does not purport to be indicative of results of operations that would have occurred had the Felix Acquisition occurred on the date assumed or for the periods presented, nor is such information indicative of the Company’s expected future results of operations.

	Years ended December 31,
	2020	2019
Revenues	$2,599	$2,981
Net income (loss) from continuing operations attributable to WPX Energy, Inc.	$(820)	$429

The Felix Acquisition qualified as a business combination, and as a result, we must estimate the fair value of the underlying shares distributed as consideration, the assets acquired and the liabilities assumed as of the Acquisition Date. The fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. Fair value measurements also utilize assumptions of market participants. We used a combination of market data and discounted cash flow models in determining the fair value of the oil and gas properties. The discounted cash flow models include estimates and assumptions representative of the economic conditions that existed at the Acquisition Date, such as future commodity prices, projections of estimated quantities of oil and natural gas reserves, expectations for timing and amount of future development and operating costs, projections of future rates of production, expected recovery rates and risk adjusted discount rates. These assumptions represent Level 3 inputs.

The initial accounting for the Felix Acquisition is preliminary and adjustments to provisional amounts for properties and equipment, certain accrued receivables and liabilities and related deferred taxes, if any, or recognition of additional assets acquired or liabilities assumed may occur as additional information is obtained about facts and circumstances that existed at the Acquisition Date. Such adjustments could result in the recognition of goodwill which would be subject to impairment review. To calculate the fair value of the WPX common stock consideration, we used the closing price of $6.50 per share on March 6, 2020. The following table summarizes the consideration paid for the Felix Acquisition and the preliminary estimates of fair value of the assets acquired and liabilities assumed as of the Acquisition Date. We used several different pricing scenarios for future commodity prices and a range of risk-adjusted discount rates from 10 percent to 25 percent, which are subject to change.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Preliminary Purchase Price Allocation
(Millions)
Consideration:
Cash	$939
Fair value of WPX common stock	994

Total consideration	$1,933

Fair value of liabilities assumed:
Accounts payable	$133
Accrued liabilities	7
Asset retirement obligation	7

Total liabilities assumed	$147

Fair value of assets acquired:
Cash and cash equivalents	$24
Accounts receivable, net	85
Derivative assets, current	121
Other current and noncurrent assets	5
Properties and equipment	1,845

Total assets acquired	$2,080

Net fair value of assets and liabilities	$1,933

Note 3. Discontinued Operations

In first-quarter 2018, we sold our properties in the San Juan Basin’s Gallup oil play and we received approximately $667 million. In addition, the purchaser assumed approximately $309 million of gathering and processing commitments that conclude in 2026; however, WPX left in place a performance guarantee with respect to these commitments. At the time of sale in 2018, we believed that any future performance under this guarantee obligation was unlikely. As part of the divestiture, we determined the fair value of the guarantee that was provided. We estimated the fair value of the guarantee to be approximately $9 million based on the factors mentioned above along with projections of estimated future volume throughputs and risk adjusted discount rates, all of which are Level 3 inputs. This amount is included in our calculation of the loss on sale. We recorded a total loss on the sale of $147 million in 2018.

In first-quarter 2020, we were notified that the purchaser would not remit full payment of the deficiency due to the gatherer for the recently ended contract year. As a result, we recorded a $22 million accrual in first-quarter 2020 for the net amount of our portion of the deficiency payment due in 2020. This payment was made in April 2020. The remaining commitment for future contract years through 2026 is approximately $231 million. In first-quarter 2020, we also accrued an additional $162 million, related to our estimated potential exposure based on a probability-based cash flow for the remainder of the contract term. Of the $162 million, $126 million is included in other noncurrent liabilities and $36 million is included in accrued and other current liabilities on the Consolidated Balance Sheets as of December 31, 2020.

Our income (loss) from discontinued operations consist of the items related to previously owned properties in the San Juan Basin and accretion on certain transportation and gathering obligations retained and recognized in prior years related to the sale of Powder River properties. See Note 11 for additional information related to the Powder River liabilities.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Summarized Results of Discontinued Operations

The following table presents the results of discontinued operations for the years presented.

	Years Ended December 31,
	2020	2019	2018
	(Millions)
Loss from discontinued operations before income taxes	$(188)	$(3)	$(120)
Benefit for income taxes	(10)	(1)	(29)

Loss from discontinued operations	$(178)	$(2)	$(91)

Loss from discontinued operations for the year ended December 31, 2020 includes the previously discussed accrual related to the performance guarantee. Loss from discontinued operations for the year ended December 31, 2018 includes a pretax loss on sale of the San Juan Basin of approximately $147 million.

Cash outflows related to previous accruals for the Powder River Basin gathering and transportation contracts retained by WPX were $27 million, $28 million and $47 million for 2020, 2019 and 2018, respectively. In addition, cash flows related to San Juan Gallup for 2018 were $44 million of cash provided by operating activities, excluding income taxes and changes in working capital items and $29 million of cash capital expenditures within investing activities.

Note 4. Earnings (Loss) Per Common Share from Continuing Operations

The following table summarizes the calculation of earnings per share.

	Years Ended December 31,
	2020	2019	2018
	(Millions, except per-share amounts)
Income (loss) from continuing operations attributable to WPX Energy, Inc.	$(894)	$258	$242
Less: Dividends on preferred stock	—	—	8

Income from continuing operations attributable to WPX Energy, Inc. available to common stockholders for basic and diluted income per common share	$(894)	$258	$234

Basic weighted-average shares	535.1	420.4	408.4
Effect of dilutive securities(a):
Nonvested restricted stock units and awards	—	1.6	3.1
Stock options	—	—	0.2

Diluted weighted-average shares(a)	535.1	422.0	411.7

Income per common share from continuing operations:
Basic	$(1.67)	$0.62	$0.57
Diluted	$(1.67)	$0.61	$0.57

(a)

Certain amounts are excluded from the computation of diluted earnings (loss) per common share as their inclusion would be antidilutive due to (i) application of the if-converted method to common shares issuable upon assumed conversion of convertible preferred stock; or (ii) application of the treasury stock method to certain nonvested restricted stock units. The remaining Series A mandatory convertible preferred stock converted to common shares in third-quarter 2018. The excluded amounts are as follows:

	Years Ended December 31,
	2020	2019	2018
		(Millions)
Weighted-average nonvested restricted stock units and awards	1.3	—	—
Common shares issuable upon assumed conversion of 6.25% Series A mandatory convertible preferred stock	Not Applicable	Not Applicable	11.4
Nonvested restricted stock units antidilutive under the treasury stock method	5.9	1.0	0.7

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

The table below includes information related to stock options that were outstanding at December 31, 2020, 2019 and 2018 but have been excluded from the computation of weighted-average stock options due to the option exercise price exceeding the fourth quarter weighted-average market price of our common shares.

	December 31,
	2020	2019	2018
Options excluded (millions)	0.5	0.7	0.7
Weighted-average exercise price of options excluded	$17.97	$16.84	$18.05
Exercise price range of options excluded	$14.41 - $21.81	$11.75 - $21.81	$16.46 - $21.81
Fourth quarter weighted-average market price	$6.36	$10.67	$15.16

Note 5. Impairment, Equity Method Investment Transactions, Exploration Expenses and Other

Impairment of proved properties

As a result of the significant decline in forward crude prices, primarily driven by the current economic environment resulting from the COVID-19 pandemic during the first quarter of 2020, we performed impairment assessments of our proved properties in the Delaware and Williston Basins. As a result, we recorded a $967 million impairment of proved properties in the Williston Basin during the first quarter of 2020. Our impairment analyses and assessment included undiscounted and discounted future cash flows, as applicable, which considered information obtained from drilling, other activities and reserve quantities (see Note 16).

Equity Method Investment Transactions

During the first quarter of 2019, we closed on the sale of our 20 percent equity interest in the Whitewater natural gas pipeline. The net book value of this equity method investment at the time of disposition was approximately $15 million. As a result of this transaction, we recorded a $126 million gain in 2019.

During the second quarter of 2019, we received a distribution of approximately $357 million related to our 25 percent equity interest in the Oryx pipeline partnership after the underlying assets were sold. The net book value of this equity method investment was approximately $110 million as of the closing date. As a result of this transaction, we recorded a gain of $247 million in 2019.

Exploration Expenses

The following table presents a summary of exploration expenses.

	Years Ended December 31,
	2020	2019	2018
		(Millions)
Unproved leasehold property impairments, amortization and expiration	$112	$89	$69
Geologic and geophysical costs	4	$6	6

Total exploration expenses	$116	$95	$75

Included in unproved leasehold property impairment and amortization for the year ended December 31, 2020, is an impairment of $49 million for unproved leasehold costs in the Williston Basin associated with the impairment of the proved properties noted above.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Other

Commodity management expense for the year ended December 31, 2020 includes a lower-of-cost or market adjustment related to long-term line fill, included in other noncurrent assets on the Consolidated Balance Sheet, of approximately $8 million.

For the year ended December 31, 2020, we recognized gains in conjunction with exchanges of leasehold of approximately $27 million which are included in other (income) expense—net on the Consolidated Statement of Operations.

In third-quarter 2019, we recorded an $11 million charge included in other-net on the Consolidated Statements of Operations associated with an offer made by us to settle certain contractual disputes in the Williston Basin. The offer is still pending.

Note 6. Investments

Catalyst Midstream Partners, LLC

In June 2017, we signed an agreement with Howard Energy Partners (“Howard”) to jointly develop oil gathering and natural gas processing infrastructure in the Stateline area of the Delaware Basin. Under the terms of the agreement, WPX and Howard each have a 50 percent voting interest in the joint venture legal entity, Catalyst Midstream Partners LLC (“Catalyst”), and a Howard entity serves as operator. We account for our investment in Catalyst as an equity method investment. In connection with the joint venture formation, a consolidated subsidiary of WPX dedicated production from its current and future leasehold interest in the Stateline area, representing 50,000 net acres in the Delaware Basin, pursuant to 20 year fixed-fee oil gathering and natural gas processing agreements with subsidiaries of Catalyst. The agreements do not include any minimum volume commitments. As of December 31, 2020, the difference in our investment and our underlying equity in the net assets of Catalyst was approximately $238 million. In 2017, we deferred recognition of the $349 million of cash we received at closing and will recognize it over the 20 years based on production volumes as a deduction to gathering, processing and transportation expense. As of December 31, 2020, the deferred amount was $330 million of which $320 million is reported within other noncurrent liabilities on the Consolidated Balance Sheet.

Note 7. Properties and Equipment

Properties and equipment is carried at cost and consists of the following:

	Estimated Useful Life(a) (Years)	December 31,
		2020	2019
		(Millions)
Proved properties	(b)	$8,169	$8,719
Unproved properties and land	(c)	1,784	1,765
Gathering, processing and other facilities	15-25	411	403
Construction in progress	(c)	355	224
Other	3-40	131	133

Total properties and equipment, at cost		10,850	11,244
Accumulated depreciation, depletion and amortization		(2,361)	(3,654)

Properties and equipment—net		$8,489	$7,590

(a)	Estimated useful lives are presented as of December 31, 2020.
(b)	Proved properties are depreciated, depleted and amortized using the units-of-production method (see Note 1).
(c)	Unproved properties, land and construction in progress are not subject to depreciation and depletion.

On March 6, 2020 we completed the Acquisition of Felix. See Note 2 for additional detail related to the Acquisition.

In first-quarter 2019, we closed a $100 million purchase of 14,000 surface acres within our Stateline operations of which a portion was allocated to unproved properties and the remainder to land.

Unproved properties consist primarily of non-producing leasehold in the Delaware Basin.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Asset Retirement Obligations

Our asset retirement obligations relate to producing wells, gathering well connections and related facilities. At the end of the useful life of each respective asset, we are legally obligated to plug producing wells and remove any related surface equipment and to cap gathering well connections at the wellhead and remove any related facility surface equipment. Asset retirement obligations are reported in other noncurrent liabilities on the Consolidated Balance Sheets.

A rollforward of our asset retirement obligations for the years ended 2020 and 2019 is presented below.

	2020	2019
	(Millions)
Balance, January 1	$97	$72
Liabilities incurred(a)	15	11
Liabilities settled	(3)	(4)
Estimate revisions	8	14
Accretion expense(b)	5	4

Balance, December 31	$122	$97

Amount reflected as current	$5	$5

(a)	Liabilities incurred in 2020 include approximately $7 million related to the Felix Acquisition.
(b)	Accretion expense is included in lease and facility operating expense on the Consolidated Statements of Operations.

Note 8. Accounts Payable and Accrued and Other Current Liabilities Accounts Payable

The following table presents a summary of our accounts payable as of the dates indicated below.

	December 31,
	2020	2019
	(Millions)
Trade	$174	$162
Accrual for capital expenditures	148	159
Royalties	255	209
Cash overdrafts	17	8
Other	17	18

	$611	$556

Accrued and other current liabilities

The following table presents a summary of our accrued and other current liabilities as of the dates indicated below.

	December 31,
	2020	2019
	(Millions)
Taxes other than income taxes	$43	$37
Accrued interest	47	39
Compensation and benefit related accruals	39	55
Gathering and transportation	7	6
Gathering and transportation related to exited areas	4	26
Lease liabilities	41	60
Accrual related to estimated future obligation under a performance guarantee (Note 3)	36	—
Other, including other loss contingencies	17	28

	$234	$251

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Note 9. Debt and Banking Arrangements

Interest paid on debt totaled $168 million, $150 million and $172 million for 2020, 2019 and 2018, respectively. The following table presents a summary of our debt as of the dates indicated below.

	December 31,
	2020	2019
	(Millions)
Credit facility agreement	$—	$—
6.000% Senior Notes due 2022	43	73
8.250% Senior Notes due 2023	242	406
5.250% Senior Notes due 2024	472	650
5.750% Senior Notes due 2026	500	500
5.250% Senior Notes due 2027	600	600
5.875% Senior Notes due 2028	500	—
4.500% Senior Notes due 2030	900	—

Total debt	$3,257	$2,229
Less: Debt issuance costs(a)	42	27

Total long-term debt, net(a)	$3,215	$2,202

(a)	Debt issuance costs related to our Credit Facility are recorded in other noncurrent assets on the Consolidated Balance Sheets.

Credit Facility

As of December 31, 2020, WPX had no borrowings outstanding, had no letters of credit issued under the Credit Facility and was in compliance with our covenants under the Credit Facility. This Credit Facility was terminated on January 7, 2021, the closing date of the Devon Merger.

Senior Notes

The following table summarizes the face values, maturity dates, semi-annual interest payment dates, and optional redemption periods related to the Company’s outstanding unsecured senior note obligations at December 31, 2020.

Senior Note	Face Value (Millions)	Maturity Date	Interest Payment Dates	Optional Redemption Period(a)
6.000% Senior Notes due 2022 (the “2022 Notes”)	$43	January 15, 2022	January 15, July 15	October 15, 2021
8.250% Senior Notes due 2023 (the “2023 Notes”)	$242	August 1, 2023	February 1, August 1	June 1, 2023
5.250% Senior Notes due 2024 (the “2024 Notes”)	$472	September 15, 2024	March 15, September 15	June 15, 2024
5.750% Senior Notes due 2026 (the “2026 Notes”)	$500	June 1, 2026	June 1, December 1	June 1, 2021
5.250% Senior Notes due 2027 (the “2027 Notes”)	$600	October 15, 2027	April 15, October 15	October 15, 2022
5.875% Senior Notes due 2028 (the “2028 Notes”)	$500	June 15, 2028	June 15, December 15	June 15, 2023
4.500% Senior Notes due 2030 (the “2030 Notes”)	$900	January 15, 2030	January 15, July 15	January 15, 2023

(a)

At any time prior to these dates, we have the option to redeem some or all of the notes at a specified “make whole” premium as described in the indenture(s) governing the notes to be redeemed. On or after these dates, we have the option to redeem the notes, in whole or in part, at the applicable redemption prices set forth in the indenture, plus accrued and unpaid interest thereon to the redemption date as more fully described in the indenture.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

On February 12, 2021 Devon Energy redeemed all of the 6.000% Senior Notes due 2022.

On June 3, 2020, we completed a debt offering of $500 million of 5.875% Senior Notes due 2028 (the “2028 Notes”). The notes are senior unsecured obligations ranking equally with the Company’s other existing and future senior unsecured indebtedness. The 2028 Notes bear interest at a rate of 5.875% per annum and were priced at 100.0% of par. Interest is payable on notes semiannually in arrears on June 15 and December 15 of each year commencing on December 15, 2020. The 2028 Notes will mature on June 15, 2028. At any time prior to June 15, 2023, the Company may, on one or more occasions and subject to certain conditions described in the Indenture, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 105.875% of the principal amount of the Notes redeemed with an amount of cash not greater than the net proceeds that the Company raises in certain equity offerings, as described in the Indenture. The Company also has the option, at any time prior to June 15, 2023, on one or more occasions, to redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus a specified “make whole” premium as described in the Indenture. At any time on or after June 15, 2023, the Company may, on one or more occasions, redeem the Notes, in whole or in part, at the applicable redemption prices set forth in the Indenture. The Indenture contains covenants that, among other things, restrict the Company’s ability to grant liens on its assets and merge, consolidate or transfer or lease all or substantially all of its assets, subject to certain qualifications and exceptions. The net proceeds from the offering of the 2028 Notes were approximately $491 million and approximately $9 million of debt issuance costs were capitalized.

In conjunction with the offering of the 2028 Notes, we launched a tender offer for a portion of our 2022 Notes, 2023 Notes and 2024 Notes. On July 2, 2020, we closed on the purchase of $369 million aggregate principal amount for our 2022 Notes, 2023 Notes and 2024 Notes through cash tender offers. We recorded a $24 million loss on extinguishment of debt in third-quarter 2020.

On January 10, 2020, we completed a debt offering of $900 million aggregate principal amount of 4.50% Senior Notes due 2030 (the “2030 Notes”). The notes are senior unsecured obligations ranking equally with the Company’s other existing and future senior unsecured indebtedness. The 2030 Notes bear interest at a rate of 4.50% per annum and were priced at 100.0% of par. Interest is payable on the notes semiannually in arrears on January 15 and July 15 of each year commencing on July 15, 2020. The 2030 Notes will mature on January 15, 2030. At any time prior to January 15, 2023, the Company may, on one or more occasions and subject to certain conditions described in the Indenture, redeem up to 35% of the aggregate principal amount of the Notes at a redemption price equal to 104.5% of the principal amount of the Notes redeemed with an amount of cash not greater than the net proceeds that the Company raises in certain equity offerings, as described in the Indenture. The Company also has the option, at any time prior to January 15, 2025, on one or more occasions, to redeem some or all of the Notes at a redemption price equal to 100% of the principal amount of the Notes to be redeemed, plus a specified “make whole” premium as described in the Indenture. At any time on or after January 15, 2025, the Company may, on one or more occasions, redeem the Notes, in whole or in part, at the applicable redemption prices set forth in the Indenture. The Indenture contains covenants that, among other things, restrict the Company’s ability to grant liens on its assets and merge, consolidate or transfer or lease all or substantially all of its assets, subject to certain qualifications and exceptions. The net proceeds from the offering of the 2030 Notes were approximately $886 million and approximately $14 million of debt issuance costs were capitalized. The net proceeds from this offering were used to fund a portion of the Felix Acquisition.

On September 24, 2019, we completed a debt offering of $600 million of 5.250% Senior Notes due in 2027 (the “2027 Notes”). The notes are senior unsecured obligations ranking equally with the Company’s other existing and future senior unsecured indebtedness. Interest is payable on the notes semiannually in arrears on April 15 and October 15 of each year commencing on April 15, 2020. The 2027 Notes will mature on October 15, 2027 with the option, prior to October 15, 2022, to redeem some or all of the notes at a specified “make whole” premium as described in the indenture governing the notes or, at any time on or after October 15, 2022, we have the option to redeem the notes, in whole or in part, at the applicable redemption prices set forth in the indenture. The net proceeds from the offering of the 2027 Notes were approximately $592.5 million and approximately $2 million of debt issuance costs were capitalized.

The net proceeds from this offering were used to fund the purchase of $550 million aggregate principal amount of our 2022 Notes and 2023 Notes through cash tender offers. As a result of the debt tender offers, we recorded a loss on extinguishment of debt of $47 million, which includes approximately $44 million of premium and approximately $3 million write-off of previously capitalized costs.

In the second quarter of 2018, we used proceeds from our San Juan Gallup disposition and the issuance of new senior notes discussed below to retire $921 million aggregate principal amount of our senior notes ($350 million due 2020 and $571 million due 2022) through a series of cash tender offers. As a result of the debt tender offers, we recorded a loss on extinguishment of debt of $71 million, which includes approximately $63 million of premium and approximately $6 million write-off of previously capitalized costs.

The terms of the indentures governing our 2022 Notes, 2023 Notes, 2024 Notes, 2026 Notes, 2027 Notes, 2028 Notes and 2030 Notes are substantially identical.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Change of Control. If we experience a change of control (as defined in the indentures governing the notes) accompanied by a specified rating decline, we must offer to repurchase the notes of such series at 101% of their principal amount, plus accrued and unpaid interest.

Covenants. The terms of the indentures governing our notes restrict our ability and the ability of our subsidiaries to incur additional indebtedness secured by liens and to effect a consolidation, merger or sale of substantially all our assets. The indentures also require us to file with the trustee and the SEC certain documents and reports within certain time limits set forth in the indentures. However, these limitations and requirements are subject to a number of important qualifications and exceptions. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Events of Default. Each of the following is an “Event of Default” under the indentures with respect to the notes of any series:

(1)	a default in the payment of interest on the notes when due that continues for 30 days;

(2)	a default in the payment of the principal of or any premium, if any, on the notes when due at their stated maturity, upon redemption, or otherwise;

(3)

failure by us to duly observe or perform any other of the covenants or agreements (other than those described in clause (1) or (2) above) in the indenture, which failure continues for a period of 60 days, or, in the case of the reporting covenant under the indenture, which failure continues for a period of 90 days, after the date on which written notice of such failure has been given to us by the trustee; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, will be automatically extended by an additional 60 days so long as (i) such failure is subject to cure and (ii) we are using commercially reasonable efforts to cure such failure; and

(4)	certain events of bankruptcy, insolvency or reorganization described in the indenture.

Note 10. Provision (Benefit) for Income Taxes

The following table includes the provision (benefit) for income taxes from continuing operations.

	Years Ended December 31,
	2020	2019	2018
	(Millions)
Provision (benefit):
Current:
Federal	$(20)	$(19)	$(38)
State	—	(1)	1

	(20)	(20)	(37)

Deferred:
Federal	(151)	81	107
State	(30)	9	4

	(181)	90	111

Total provision (benefit)	$(201)	$70	$74

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

On March 27, 2020, the President of the United States signed into law the Coronavirus Aid, Relief, and Economic Security Act, H.R. 748 (“CARES Act”). The CARES Act includes modifications to the Internal Revenue Code (“IRC”) intended to provide economic relief to those impacted by the COVID-19 pandemic such as allowing taxpayers to accelerate the return of any remaining balance of alternative minimum tax (“AMT”) credit carryforwards. The income tax effects of changes in tax laws are recognized in the period enacted. As a result, the Company has received all remaining AMT credits as of December 31, 2020. However, our AMT credits are subject to change based on the results of the 2011 Williams audit as discussed below and may impact our refunds already received.

The following table provides reconciliations from the provision (benefit) for income taxes from continuing operations at the federal statutory rate to the realized provision (benefit) for income taxes.

	Years Ended December 31,
	2020	2019	2018
		(Millions)
Federal Statutory Rate	21%	21%	21%
Provision (benefit) at statutory rate	$(229)	$69	$66
Increases (decreases) in taxes resulting from:
State income taxes (net of federal benefit)	(45)	2	(8)
Valuation allowance on state net operating losses and other assets (net of federal benefit)	27	14	17
Deferred state income tax rate change (net of federal benefit)	(6)	(10)	(5)
Reversal of valuation allowance on federal capital loss.	—	(10)	—
Valuation allowance on federal net operating losses and other assets.	46	—	—
Executive compensation deduction limitation	5	4	4
Other	1	1	—

Provision (benefit) for income taxes	$(201)	$70	$74

As discussed below, we recorded valuation allowances on certain federal and state net operating loss (“NOL”) carryovers generated in current years.

Significant changes to our operations during 2020, 2019 and 2018 resulted in changes to our anticipated future state apportionment for our estimated state deferred tax liability. As a result of these changes and the differing state tax rates, we recorded an additional $6 million, $10 million and $5 million deferred tax benefit in 2020, 2019 and 2018, respectively.

The following table includes significant components of deferred tax liabilities and deferred tax assets.

	December 31,
	2020	2019
	(Millions)
Deferred tax liabilities:
Properties and equipment	$804	$938

Total deferred tax liabilities	$804	$938

Deferred tax assets:
Accrued liabilities and other	$166	$156
Alternative minimum tax credits	$—	$21
NOL and other carryovers	$799	$682
Derivatives, net	$61	$5

Total deferred tax assets	$1,026	$864
Less: valuation allowance	$321	$216

Total net deferred tax assets	$705	$648

Net deferred tax liabilities	$99	$290

Net cash payments (receipts) for income taxes, including AMT credit carryforward refunds, were $(39) million, $(38) million and $2 million in 2020, 2019 and 2018, respectively.

The Company has federal NOL carryovers of approximately $2.5 billion at December 31, 2020, including a $218 million NOL acquired in 2015 (“RKI NOL”), that will not begin to expire until 2032.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

The Company has state NOL carryovers of approximately $4.9 billion and $4.2 billion at 2020 and 2019, respectively, of which more than 99 percent expire after 2029.

We have recorded valuation allowances against deferred tax assets attributable primarily to federal and state NOL carryovers. When assessing the need for a valuation allowance, we primarily consider future reversals of existing taxable temporary differences. To a lesser extent we may also consider future taxable income exclusive of reversing temporary differences and carryovers, and tax-planning strategies that would, if necessary, be implemented to accelerate taxable amounts to utilize expiring carryovers. The ultimate amount of deferred tax assets realized could be materially different from those recorded, as influenced by future operational performance, potential changes in jurisdictional income tax laws and other circumstances surrounding the actual realization of related tax assets. Valuation allowances that we have recorded are due to our expectation that we will not have sufficient income, or income of a sufficient character, in those jurisdictions to which the associated deferred tax asset applies. Additional valuation allowances against our NOL carryovers may be required in future periods if additional losses are incurred or other circumstances change.

The ability of WPX to utilize loss carryovers to reduce future federal taxable income and income tax could be subject to limitations under the Internal Revenue Code. The utilization of such carryovers may be limited upon the occurrence of certain ownership changes during any three year period resulting in an aggregate change of more than 50 percent in beneficial ownership (an “Ownership Change”). As of December 31, 2020, we do not believe that an Ownership Change has occurred for WPX, but an Ownership Change did occur for our RKI acquisition in 2015. Therefore, there is an annual limitation on the benefit that WPX can claim from RKI NOL that arose prior to the acquisition.

Pursuant to our tax sharing agreement with The Williams Companies (“Williams”), we remain responsible for the tax from audit adjustments related to our business for periods prior to our spin-off from Williams on December 31, 2011. The 2011 consolidated tax filing by Williams is currently being audited by the IRS and is the only pre spin-off period for which we continue to have exposure to audit adjustments as part of Williams. The IRS has proposed an adjustment related to our business for which a payment to Williams could be required. We have evaluated the issue and are in the process of protesting the adjustment within the normal Appeals process of the IRS. In addition, the AMT credit carryforward deferred tax asset that was allocated to us by Williams at the time of the spin-off could change due to audit adjustments unrelated to our business. Any such adjustments to this allocated deferred tax asset will not be known until the IRS examination is completed but is not expected to result in a cash settlement with Williams. However, if the Company has to amend filed returns whereby refunds of AMT credit carryforwards have been received, the Company may have to remit cash to the IRS. Through December 31, 2020, we have received approximately $83 million related to these AMT credit carryforwards.

The Company files a consolidated federal income tax return and several state income tax returns. The Company’s federal income tax returns for tax years 2014 through 2019 remain open for examination. The statute of limitations for most states expires one year after expiration of the IRS statute. During the year ended December 31, 2017, the IRS began an examination of the Company’s 2014, 2015 and 2016 federal income tax returns. In addition, the IRS began an examination of RKI’s 2014 and short-period 2015 federal income tax returns. These examinations were resolved during 2020 with no adjustments.

The Company’s policy is to recognize related interest and penalties as a component of income tax expense. The amounts accrued for interest and penalties are approximately $1 million or less for 2020, 2019 and 2018. The impact of this accrual is included within Other in our reconciliation of the provision (benefit) at statutory rate to recorded provision (benefit) for income taxes.

As of December 31, 2020, the Company has approximately $10 million of unrecognized tax benefits, which is offset by an increase in deferred tax assets of approximately $5 million. During the next 12 months, we do not expect ultimate resolution of any uncertain tax position that would result in a significant increase or decrease of an unrecognized tax benefit.

Note 11. Contingent Liabilities and Commitments

Contingent Liabilities

Federal gas royalties

Other producers have been pursuing administrative appeals with a federal regulatory agency and have been in discussions with a state agency in New Mexico regarding certain deductions, comprised primarily of processing, treating and transportation costs, used in the calculation of royalties. Although we are not a party to those matters, we are monitoring them to evaluate whether their resolution might have the potential for unfavorable impact on our results of operations. Certain outstanding issues in those matters could be material to us. We received notice from the U.S. Department of Interior Office of Natural Resources Revenue (“ONRR”) in the fourth quarter of 2010, intending to clarify the guidelines for calculating federal royalties on conventional gas production applicable to many of our federal leases in New Mexico. The guidelines for New Mexico

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

properties were revised slightly in September 2013 as a result of additional work performed by the ONRR. The revisions did not change the basic function of the original guidance. The ONRR’s guidance provides its view as to how much of a producer’s bundled fees for transportation and processing can be deducted from the royalty payment. We believe using these guidelines would not result in a material difference in determining our historical federal royalty payments for our leases in New Mexico. Similar guidelines were subsequently issued for certain leases in Colorado and, as in the case of the New Mexico guidelines, we do not believe that they will result in a material difference to our historical federal royalty payments. ONRR has asked producers to attempt to evaluate the deductibility of these fees directly with the midstream companies that transport and process gas.

Environmental matters

Our operations are subject to numerous federal, state, local, Native American tribal and foreign laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. Failure to comply with these laws and regulations may result in the assessment of administrative, civil and criminal fines and penalties. Although we believe that we are in substantial compliance with applicable environmental laws and regulations and that continued compliance with existing requirements will not have a material adverse impact on us, there can be no assurance that this will continue in the future. The EPA, other federal agencies, and various state and local regulatory agencies and jurisdictions routinely promulgate and propose new rules, and issue updated guidance to existing rules. These new rules and rulemakings include, but are not limited to, new air quality standards for ground level ozone, methane, green completions, and hydraulic fracturing and water standards. We are unable to estimate the costs of asset additions or modifications necessary to comply with any new regulations due to uncertainty created by the various legal challenges to these regulations and the need for further specific regulatory guidance.

Matters related to Williams’ former power business

In connection with a Separation and Distribution Agreement between WPX and Williams, Williams is obligated to indemnify and hold us harmless from any losses arising out of liabilities assumed by us for the pending litigation described below relating to the reporting of certain natural gas-related information to trade publications.

Civil suits based on allegations of manipulating published gas price indices have been brought against us and others, seeking unspecified amounts of damages. We are currently a defendant in class action litigation and other litigation originally filed in state court in Colorado, Kansas, Missouri and Wisconsin and brought on behalf of direct and indirect purchasers of natural gas in those states. These cases were transferred to the federal court in Nevada. In 2008, the court granted summary judgment in the Colorado case in favor of us and most of the other defendants based on plaintiffs’ lack of standing. On January 8, 2009, the court denied the plaintiffs’ request for reconsideration of the Colorado dismissal and entered judgment in our favor. On August 6, 2018, the Ninth Circuit reversed the orders denying class certification and remanded to the MDL Court. On September 7, 2018, those plaintiffs filed a motion seeking remand to the originally filed district courts of Missouri, Kansas and Wisconsin. In February 2019, settlement agreements with the Kansas and Missouri class claimants were executed, and on August 5, 2019, after the final fairness hearing, the court approved the settlement and entered final judgment. In the Wisconsin putative class action, the case was remanded to its originally filed court of the Western District of Wisconsin for trial.

In the other cases, on July 18, 2011, the Nevada district court granted our joint motions for summary judgment to preclude the plaintiffs’ state law claims because the federal Natural Gas Act gives the Federal Energy Regulatory Commission exclusive jurisdiction to resolve those issues. The court also denied the plaintiffs’ class certification motion as moot. The plaintiffs appealed to the United States Court of Appeals for the Ninth Circuit. On April 10, 2013, the United States Court of Appeals for the Ninth Circuit issued its opinion in the In re: Western States Wholesale Antitrust Litigation, holding that the Natural Gas Act does not preempt the plaintiffs’ state antitrust claims and reversing the summary judgment previously entered in favor of the defendants. The U.S. Supreme Court granted Defendants’ writ of certiorari. On April 21, 2015, the U.S. Supreme Court determined that the state antitrust claims are not preempted by the federal Natural Gas Act. On March 7, 2016, the putative class plaintiffs in several of the cases filed their motions for class certification. On March 30, 2017, the court denied the motions for class certification, which decision was appealed on June 20, 2017. On May 24, 2016, in Reorganized FLI Inc. v.

Williams Companies, Inc., the Court granted Defendants’ Motion for Summary Judgment in its entirety, and an agreed amended judgment was entered by the court on January 4, 2017. Reorganized FLI, Inc. appealed this decision and on March 27, 2018, the 9th Circuit Court of Appeals reversed and remanded the case to the MDL Court. In May 2019, the MDL Court remanded the case back to Kansas District Court. On December 30, 2019, Defendants petitioned the United States Court of Appeals for the Tenth Circuit to consider their motion for appeal of their motion to reconsider the denial of their motion for summary judgement and the Tenth Circuit granted the petition. Because of the uncertainty around pending unresolved issues, including an insufficient description of the purported classes and other related matters, we cannot reasonably estimate a range of potential exposure at this time.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Other Indemnifications

Pursuant to various purchase and sale agreements relating to divested businesses and assets, including the agreements pursuant to which we divested our Piceance and San Juan Basin operations, we have indemnified certain purchasers against liabilities that they may incur with respect to the businesses and assets acquired from us. The indemnities provided to the purchasers are customary in sale transactions and are contingent upon the purchasers incurring liabilities that are not otherwise recoverable from third parties. The indemnities generally relate to breaches of representations and warranties, tax liabilities, historic litigation, personal injury, environmental matters and rights-of-way. Additionally, Federal and state laws in areas of former operations may require previous operators to perform in certain circumstances where the buyer/operator may no longer be able to perform. Such duties may include plugging and abandoning wells or responsibility for surface agreements in existence at the time of disposition.

The current owner/operator of properties we divested in the Powder River Basin filed for bankruptcy during the fourth quarter of 2019, and it is uncertain to what extent the current owner/operator will perform its obligations with respect to such properties. Prior to our disposition of such properties, payments under the surface use agreements were approximately $6 million annually and our recorded asset retirement obligation under GAAP related to the plugging and abandoning of wells was approximately $46 million.

The indemnity provided to the purchaser of the entity that held our Piceance Basin operations relates in substantial part to liabilities arising in connection with litigation over the appropriate calculation of royalty payments. Plaintiffs in litigation have asserted claims regarding, among other things, the method by which we accounted for transportation costs when calculating royalty payments. In 2017, we settled one of these claims. In February 2019, a royalty-interest owner in Garfield County, filed a putative class action in the District Court of Colorado, Garfield County (State Case), alleging that we breached certain oil and gas leases and overriding royalty agreements by deducting gathering and fuel costs associated with the transportation and processing of gas from royalty and overriding royalty payments since 2011. The royalty-interest owner seeks to represent a class of owners that have interests in leases stating that we can deduct the cost of transporting gas from the well to point of sale. The same royalty-interest owner also filed a putative class action in the United States District Court of Colorado (Federal Case), seeking to represent a class of all royalty owners except tribal and governmental owners, alleging that we breached express and implied duties set forth in oil and gas leases and overriding royalty agreements by underpaying royalties and overriding royalties since July 2011 by failing to “enhance” the value of gas through processing, by deducting unreasonably high transportation costs for residue gas, by failing to prudently market residue gas and NGLs and by failing to pay royalties on the highest obtainable price. At this time, we believe that our royalty calculations have been properly determined in accordance with the appropriate contractual arrangements and applicable laws. We do not have sufficient information to calculate a reasonable estimated range of exposure related to these claims.

In connection with the sale of our San Juan Basin assets in the first quarter of 2018, we left in place and remained subject to a performance guarantee with respect to various gathering and processing commitments. See Note 3 for a discussion of accruals we have recorded in connection with this performance guarantee.

In connection with the separation from Williams, we agreed to indemnify and hold Williams harmless from any losses resulting from the operation of our business or arising out of liabilities assumed by us. Similarly, Williams has agreed to indemnify and hold us harmless from any losses resulting from the operation of its business or arising out of liabilities assumed by it.

As of December 31, 2020, we have not received any additional significant claims against any of these indemnities and thus have no basis from which to estimate any reasonably possible loss beyond any amount already accrued. Further, we do not expect any of the indemnities provided pursuant to the sales agreements to have a material impact on our future financial position. However, if a claim for indemnity is brought against us in the future, it may have a material adverse effect on our results of operations in the period in which the claim is made.

Summary

As of December 31, 2020 and December 31, 2019, the Company had accrued approximately $7 million and $10 million, respectively, for loss contingencies associated with royalty litigation and other contingencies. In certain circumstances, we may be eligible for insurance recoveries, or reimbursement from others. Any such recoveries or reimbursements will be recognized only when realizable.

Management, including internal counsel, currently believes that the ultimate resolution of the foregoing matters, taken as a whole and after consideration of amounts accrued, insurance coverage, recovery from customers or other indemnification arrangements, is not expected to have a materially adverse effect upon our future liquidity or financial position; however, it could be material to our results of operations in any given year.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Commitments

We have minimum commitments with midstream companies for gathering, treating, processing and transportation services associated with moving certain of our production to market. As part of managing our commodity price risk, we may also utilize contracted pipeline capacity to move our oil and natural gas production and third-party purchases of oil and natural gas to other locations in an attempt to obtain more favorable pricing differentials. The midstream service and transportation contract commitments disclosed below include obligations for which liabilities were recorded in 2015 associated with our exit from the Powder River Basin and our abandonment of an area in the Appalachian Basin. As of December 31, 2020, commitments and recorded liabilities associated with our midstream service and transportation contracts are as follows:

	Midstream Services	Transportation	Total
	(Millions)
2021	$43	$121	$164
2022	44	127	171
2023	39	117	156
2024	38	119	157
2025	30	94	124
Thereafter	1	408	409

Total commitments	$195	$986	$1,181

Accrued liabilities	$5	$2	$7

Our transportation commitments will be settled over approximately eleven years.

Total rent expense, excluding amounts capitalized, was $25 million in 2018. Rent charges incurred for drilling rig rentals are capitalized under the successful efforts method of accounting; however, charges for rig release penalties or long term standby charges are expensed as incurred.

Note 12. Leases

Our contracts that are leases or contain leases primarily relate to drilling rigs, compression units and office space. Leases are recorded on the balance sheet when the lease term exceeds one year and we direct the use of an identified asset while receiving substantially all of the economic benefit of the asset. Right-of-use assets are included in other noncurrent assets on the Consolidated Balance Sheet. Lease liabilities are included in accrued and other current liabilities and other noncurrent liabilities on the Consolidated Balance Sheet. We have elected to include both lease and non-lease components for all significant asset classes as a single lease component for measurement purposes. Leases with an initial term of 12 months or less are not recorded on the balance sheet and lease expense for these leases is recognized as incurred. We have elected to include lease costs associated with lease terms of one month or less in our short-term lease disclosure below.

We use judgments and assumptions to determine our discount rate and whether a contract contains a lease. The discount rate used to determine the lease payment liability is based on our estimated incremental borrowing rate.

Certain of our leases include rental payments adjusted periodically for inflation. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. From time to time we may enter into lease contracts that commence in future periods. Lease contracts that will commence subsequent to December 31, 2020 are not significant.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

The following tables include quantitative disclosures related to our leases.

	Years Ended December 31,
	2020	2019
	(Millions)
Lease Costs:
Leases recorded on the Consolidated Balance Sheet:
Operating lease cost—drilling rigs(a)	$56	$42
Operating lease cost—other(a)	18	19
Variable lease cost—drilling rigs(a)	12	6
Variable lease cost—other(a)	1	3
Short-term leases:
Drilling rigs(b)	28	41
Other(b)	119	116

Total lease cost	$234	$227

Other Information:
Cash paid for amount included in the measurement of lease liabilities:
Operating cash flows used for operating leases(a)	$18	$19
Investing cash flows used for operating leases(a)	$56	$42
Right-of-use assets obtained in exchange for new operating lease liabilities	$57	$44
Weighted-average remaining lease term (in years)	1.52 years	1.36 years
Weighted-average discount rate—operating leases	5%	5%

(a)	Amounts are presented before recovery of amounts billed to or reimbursed by other working interest owners.
(b)	Includes variable lease costs on short-term leases.

The following tables include quantitative disclosures related to our leases as of December 31, 2020.

	Drilling Rigs	Real Estate, Compression and Other	Total Undiscounted Cash Flows
Maturity of Lease Liabilities:		(Millions)
2021	$26	$17	$43
2022	9	6	15
2023	1	2	3
2024	—	—	—
2025	—	—	—
Thereafter	—	—	—

			$61

Lease Liabilities:
Current lease liabilities	$25	$16	$41
Noncurrent lease liabilities	10	8	18

Total lease liabilities	$35	$24	$59

Difference between undiscounted cash flows and discounted cash flows			$2
Total right-of-use assets on Consolidated Balance Sheet			$59

Note 13. Employee Benefit Plans

WPX has a defined contribution plan, which matches employee contributions dollar-for-dollar up to the first 6 percent of eligible pay per period. Employees also receive a non-matching annual employer contribution equal to 8 percent of eligible pay

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

if they are age 40 or older and 6 percent of eligible pay if they are under age 40. Total contributions to this plan were $11 million, $10 million and $10 million for 2020, 2019 and 2018, respectively. Approximately $8 million and $7 million was included in accrued and other current liabilities at December 31, 2020, and 2019, respectively, related to the non-matching annual employer contribution.

Note 14. Stock-Based Compensation

Prior to the closing of the Devon Merger, we had an equity incentive plan (“2013 Incentive Plan”) and an employee stock purchase plan (“ESPP”). The 2013 Incentive Plan authorizes the grant of nonqualified stock options, incentive stock options, stock appreciation rights, restricted stock, restricted stock units, performance shares, performance units and other stock-based awards (restricted stock awards, restricted stock units, performance shares and performance units are collectively referred to as restricted stock units and awards for purposes of this footnote).

Total stock-based compensation expense was $38 million, $34 million and $32 million for of the years ended December 31, 2020, 2019 and 2018, respectively, and is reflected in general and administrative expense. Measured but unrecognized stock-based compensation expense related to restricted stock units and awards at December 31, 2020 was $43 million. There was no unrecognized stock-based compensation expense related to stock options at December 31, 2020.

The ESPP allowed employees the option to purchase WPX common stock at a 15 percent discount through after-tax payroll deductions. The purchase price of the stock was the lower of either the first or last day of the biannual offering periods, followed with the 15 percent discount. Employees purchased 141 thousand shares at an average price of $5.29 per share during 2020. The ESPP was terminated in conjunction with the closing of the Devon Merger.

Nonvested Restricted Stock Units and Awards

The following summary reflects nonvested restricted stock unit activity and related information for the year ended December 31, 2020.

Restricted Stock Units	Shares	Weighted- Average Fair Value(a)
	(Millions)
Nonvested at December 31, 2019	5.9	$14.78
Granted	4.6	$8.46
Forfeited	—	$11.05
Vested	(2.7)	$14.15

Nonvested at December 31, 2020	7.8	$11.29

(a)	Performance-based shares are valued utilizing a Monte Carlo valuation method using measures of total shareholder return. All other shares are valued at the grant-date market price.

Other restricted stock unit information

	2020	2019	2018
Weighted-average grant date fair value of restricted stock units granted during the year, per share	$8.46	$13.16	$16.74

Total fair value of restricted stock units vested during the year (millions)	$38	$45	$26

Performance-based shares granted represent 39 percent of nonvested restricted stock units outstanding at December 31, 2020. These grants may be earned at the end of a three year period based on actual performance against a performance target. Expense associated with these performance-based grants is recognized in periods after performance targets are established. Based on the extent to which certain financial targets are achieved, vested shares may range from zero to 200 percent of the original grant amount.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Stock Options

The following summary reflects stock option activity and related information for the year ended December 31, 2020.

Stock Options	Options	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	Aggregate Intrinsic Value
	(Millions)		(Years)	(Millions)
Outstanding at December 31, 2019	0.7	$16.84		$0.2
Granted	—	$—
Exercised	(0.1)	$11.75
Forfeited	(0.1)	$13.82

Outstanding at December 31, 2020	0.5	$17.97	1.8	$—

Exercisable at December 31, 2020	0.5	$17.97	1.8	$—

The total intrinsic value of options exercised was $65 thousand, $468 thousand and $4.3 million for the years ended December 31, 2020, 2019 and 2018, respectively.

Cash received from stock option exercises was $0.6 million, $0.5 million and $9.2 million during 2020, 2019 and 2018, respectively.

The Company did not grant stock options during the years ended 2020, 2019 and 2018.

Note 15. Stockholders’ Equity

Preferred Stock

Our amended and restated certificate of incorporation authorizes our Board of Directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action. Rights and privileges associated with shares of preferred stock are subject to authorization by our Board of Directors and may differ from those of any and all other series at any time outstanding. As of December 31, 2020, we have no preferred shares outstanding.

Common Stock

Each share of our common stock entitles its holder to one vote in the election of each director. No share of our common stock affords any cumulative voting rights. Holders of our common stock will be entitled to dividends in such amounts and at such times as our Board of Directors in its discretion may declare out of funds legally available for the payment of dividends. No dividends on our common stock were declared or paid for 2020, 2019 or 2018. No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities. As of January 7, 2021, Devon holds all of our common stock.

Subject to certain exceptions, so long as any share of our preferred stock is outstanding, no dividend or distribution shall be declared or paid on the shares of the Company’s common stock or any other class or series of junior stock, and no common stock or any other class or series of junior or parity stock shall be purchased, redeemed or otherwise acquired for consideration by the Company or any of its subsidiaries unless all accumulated and unpaid dividends for all preceding dividend periods have been declared and paid upon, or a sufficient sum of cash or number of shares of the Company’s common stock has been set apart for the payment of such dividends upon, all outstanding shares of preferred stock.

Stock Repurchase Program

On August 5, 2019, we announced that our Board of Directors authorized a plan to repurchase up to $400 million of our outstanding shares over a 24-month period. As of December 31, 2020, we have repurchased approximately 16.1 million shares under the program at an average price of $6.30 per share including 10.4 million shares during first-quarter 2020 at an average price of $4.18 per share. This repurchase program is no longer in place as a result of the Devon Merger.

Felix Acquisition

Part of the consideration for our acquisition of Felix that closed on March 6, 2020, included approximately 153 million shares of our common stock. In addition, we added two new board members to our Board of Directors. See Note 2 for additional discussion of the Felix Acquisition.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Transaction Costs Related to Partnerships

In September and October 2019, we entered into strategic relationships with two third-parties through two newly-formed subsidiaries for purposes of acquiring mineral interests and funding participation in future non-operated well interests. In accordance with and subject to the terms of the agreements, both parties have committed to fund future contributions, subject to certain limits, through the end of 2020 and 2022, respectively. The third-party contributions would represent 80 percent to 85 percent of the total contributions to the partnerships. During 2019, we incurred approximately $6 million of partnership equity commitment and issuance costs, which are recognized as a reduction of additional paid-in-capital within stockholders’ equity attributable to WPX. The Company will be entitled to receive varying percentages of returns based upon achievement of certain predetermined thresholds.

WPX holds a controlling financial interest in these partnerships. Accordingly, we consolidate the financial results of these entities and present the portion attributable to the third parties either as preferred units of consolidated partnership or within other noncurrent liabilities in our consolidated financial statements.

Note 16. Fair Value Measurements

Recurring

Fair value is the amount received from the sale of an asset or the amount paid to transfer a liability in an orderly transaction between market participants (an exit price) at the measurement date. Fair value is a market-based measurement considered from the perspective of a market participant. We use market data or assumptions that we believe market participants would use in pricing the asset or liability, including assumptions about risk and the risks inherent in the inputs to the valuation. These inputs can be readily observable, market corroborated or unobservable. We apply both market and income approaches for recurring fair value measurements using the best available information while utilizing valuation techniques that maximize the use of observable inputs and minimize the use of unobservable inputs.

The fair value hierarchy prioritizes the inputs used to measure fair value, giving the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1 measurement) and the lowest priority to unobservable inputs (Level 3 measurement). We classify fair value balances based on the observability of those inputs. The three levels of the fair value hierarchy are as follows:

•

Level 1—Quoted prices for identical assets or liabilities in active markets that we have the ability to access. Active markets are those in which transactions for the asset or liability occur in sufficient frequency and volume to provide pricing information on an ongoing basis. Our Level 1 measurements primarily consist of financial instruments that are exchange traded.

•

Level 2—Inputs are other than quoted prices in active markets included in Level 1 that are either directly or indirectly observable. These inputs are either directly observable in the marketplace or indirectly observable through corroboration with market data for substantially the full contractual term of the asset or liability being measured. Our Level 2 measurements primarily consist of over-the-counter (“OTC”) instruments such as forwards, swaps and options. These options, which hedge future sales of production, are structured as costless collars, calls or swaptions and are financially settled. They are valued using an industry standard Black-Scholes option pricing model. Also categorized as Level 2 is the fair value of our debt, which is determined on market rates and the prices of similar securities with similar terms and credit ratings.

•

Level 3—Inputs that are not observable for which there is little, if any, market activity for the asset or liability being measured. These inputs reflect management’s best estimate of the assumptions market participants would use in determining fair value. Our Level 3 measurements consist of instruments valued using industry standard pricing models and other valuation methods that utilize unobservable pricing inputs that are significant to the overall fair value.

In valuing certain contracts, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. For disclosure purposes, assets and liabilities are classified in their entirety in the fair value hierarchy level based on the lowest level of input that is significant to the overall fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the placement within the fair value hierarchy levels.

The following table presents, by level within the fair value hierarchy, our assets and liabilities that are measured at fair value on a recurring basis. The carrying amounts reported in the Consolidated Balance Sheets for cash and cash equivalents and restricted cash approximate fair value due to the nature of the instrument and/or the short-term maturity of these instruments.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

	December 31, 2020				December 31, 2019
	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(Millions)				(Millions)
Energy derivative assets	$—	$6	$—	$6	$—	$67	$—	$67
Energy derivative liabilities	$—	$275	$—	$275	$—	$91	$—	$91
Total debt(a)	$—	$3,485	$—	$3,485	$—	$2,400	$—	$2,400

(a)	The carrying value of total debt, excluding debt issuance costs, was $3,257 million and $2,229 million as of December 31, 2020 and 2019, respectively.

Energy derivatives include commodity-based exchange-traded contracts and over-the-counter (“OTC”) contracts.

Exchange-traded contracts include futures, swaps and options. OTC contracts include forwards, swaps, options or swaptions. These are carried at fair value on the Consolidated Balance Sheets.

Many contracts have bid and ask prices that can be observed in the market. Our policy is to use a mid-market pricing (the mid-point price between bid and ask prices) convention to value individual positions and then adjust on a portfolio level to a point within the bid and ask range that represents our best estimate of fair value. For offsetting positions by location, the mid- market price is used to measure both the long and short positions.

The determination of fair value for our derivative assets and liabilities also incorporates the time value of money and various credit risk factors which can include the credit standing of the counterparties involved, master netting arrangements, the impact of credit enhancements (such as cash collateral posted and letters of credit) and our nonperformance risk on our liabilities. The determination of the fair value of our liabilities does not consider noncash collateral credit enhancements.

Forward, swap, option and swaption contracts are considered Level 2 and are valued using an income approach including present value techniques and option pricing models. Option contracts, which hedge future sales of our production, are structured as calls, costless collars, or swaptions and are financially settled. All of our financial options are valued using an industry standard Black-Scholes option pricing model. In connection with swaps, we may sell call options or swaptions to the swap counterparties in exchange for receiving premium hedged prices on the swaps. The sold calls or swaptions establish a maximum price we will receive for the volumes under contract and are financially settled. Significant inputs into our Level 2 valuations include commodity prices, implied volatility and interest rates, as well as considering executed transactions or broker quotes corroborated by other market data. These broker quotes are based on observable market prices at which transactions could currently be executed. In certain instances where these inputs are not observable for all periods, relationships of observable market data and historical observations are used as a means to estimate fair value. Also categorized as Level 2 is the fair value of our debt, which is determined on market rates and the prices of similar securities with similar terms and credit ratings. Where observable inputs are available for substantially the full term of the asset or liability, the instrument is categorized in Level 2.

Our energy derivatives portfolio is largely comprised of over-the-counter products or like products and the tenure of our derivatives portfolio extends through the end of 2024. Due to the nature of the products and tenure, we are consistently able to obtain market pricing. All pricing is reviewed on a daily basis and is formally validated with broker quotes or market indications and documented on a monthly basis.

Certain instruments trade with lower availability of pricing information. These instruments are valued with a present value technique using inputs that may not be readily observable or corroborated by other market data. These instruments are classified within Level 3 when these inputs have a significant impact on the measurement of fair value. We had no instruments included in Level 3 as of December 31, 2020 and 2019, respectively.

Reclassifications of fair value between Level 1, Level 2, and Level 3 of the fair value hierarchy, if applicable, are made at the end of each quarter. No significant transfers between Level 1, Level 2 and Level 3 occurred during the years ended December 31, 2020 or 2019.

Realized and unrealized gains (losses) included in income (loss) from continuing operations for the above periods are reported in revenues on our Consolidated Statements of Operations.

Nonrecurring

As previously noted, we evaluate our long-lived assets for impairment when events or changes in circumstances indicate, in our management’s judgment, that the carrying value of such assets may not be recoverable. The events towards the end of the first quarter, including the significant declines in crude oil prices for 2020, were potential indicators of impairment. Therefore, we performed an assessment of our proved properties at the end of the first quarter.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Our assessment utilized several estimates of future cash flows including scenarios at forecasted prices and at forward market prices. Significant judgments and assumptions in these assessments include estimates of proved, probable and possible reserve quantities, estimates of future commodity prices (developed in consideration of market information, internal forecasts and published forward prices adjusted for locational basis differentials), drilling plans, expected capital costs and an applicable discount rate commensurate with the risk of the underlying cash flow estimates.

Our assessment identified the Williston properties with a carrying value in excess of estimated undiscounted cash flows and as a result, we recorded impairment charges to reduce the net book value of the Williston proved and unproved properties to a probability-weighted estimated fair value totaling approximately $1.0 billion measured on a nonrecurring basis within Level 3 of the fair value hierarchy. This included proved reserves quantities of more than 147 million barrels of oil equivalent, forecasted weighted-average prices averaging approximately $50.84 per Bbl for crude (adjusted for locational differences), forward market weighted-average prices averaging approximately $38.72 per Bbl and after-tax discount rates ranging from 10 percent to 15 percent commensurate with the proved developed, proved undeveloped and probable reserves.

In conjunction with exchanges of leasehold, which may include both proved and unproved leasehold, we estimate the fair value of the leasehold through discounted cash flow models and consideration of market data. Our estimates and assumptions include future commodity prices, projection of estimated quantities of oil and natural gas reserves, expectations for future development and operating costs and risk adjusted discount rates, all of which are Level 3 inputs. For the twelve months ended December 31, 2020, we have recognized gains of approximately $27 million which are included in other (income) expense— net on the Consolidated Statement of Operations.

Note 17. Derivatives and Concentration of Credit Risk Energy Commodity Derivatives

Risk Management Activities

We are exposed to market risk from changes in energy commodity prices within our operations. We utilize derivatives to manage exposure to the variability in expected future cash flows from forecasted sales of crude oil, natural gas and natural gas liquids attributable to commodity price risk.

We produce, buy and sell crude oil, natural gas and natural gas liquids at different locations throughout the United States. To reduce exposure to a decrease in revenues from fluctuations in commodity market prices, we enter into futures contracts, swap agreements, and financial option contracts to mitigate the price risk on forecasted sales of crude oil, natural gas and natural gas liquids. We have also entered into basis swap agreements to reduce the locational price risk associated with our producing basins. Our financial option contracts are either purchased or sold options, or a combination of options that comprise a net purchased option, zero-cost collar or swaptions.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Derivatives related to production

The following table sets forth the derivative notional volumes of the net long (short) positions that are economic hedges of production volumes, which were included in our commodity derivatives portfolio as of December 31, 2020. These hedges were novated to Devon as of the closing date of the Devon Merger.

Commodity	Period	Contract Type (a)	Location	Notional Volume (b)	Weighted Average Price (c)
Crude Oil
Crude Oil	2021	Fixed Price Swaps(d)	WTI	(64,878)	$41.35
Crude Oil	2021	Fixed Price Calls	WTI	(5,000)	$39.50
Crude Oil	2021	Basis Swaps	Midland/Cushing	(15,000)	$0.64
Crude Oil	2021	Basis Swaps	Brent/WTI Spread	(1,000)	$8.00
Crude Oil	2021	Fixed Price Swaptions	WTI	(5,041)	$40.12
Crude Oil	2022	Fixed Price Swaps(d)	WTI	(25,000)	$43.79
Crude Oil	2022	Basis Swaps	Brent/WTI Spread	(1,000)	$7.75
Crude Oil	2022	Fixed Price Swaptions	WTI	(10,493)	$46.36

Natural Gas
Natural Gas	2021	Fixed Price Swaps	Henry Hub	(240)	$2.62
Natural Gas	2021	Fixed Price Calls	Henry Hub	(50)	$2.68
Natural Gas	2021	Basis Swaps	Waha	(80)	$(0.65)
Natural Gas	2022	Basis Swaps	Waha	(70)	$(0.57)
Natural Gas	2022	Fixed Price Swaptions	Henry Hub	(100)	$2.70
Natural Gas	2023	Basis Swaps	Waha	(70)	$(0.51)
Natural Gas	2024	Basis Swaps	Waha	(40)	$(0.51)

Physical Derivatives
Natural Gas	2021	Index	Multiple	(10)	N/A

(a)

Derivatives related to crude oil production are fixed price swaps settled on the business day average, basis swaps, fixed price calls, collars or swaptions. The derivatives related to natural gas production are fixed price swaps, basis swaps, fixed price calls and swaptions. In connection with swaps, we may sell call options or swaptions to the swap counterparties in exchange for receiving premium hedge prices on the swaps. The sold call or swaption establishes a maximum price we will receive for the volumes under contract and are financially settled. Basis swaps for the Nymex CMA (Calendar Monthly Average) Roll location are pricing adjustments to the trade month versus the delivery month for contract pricing. Basis swaps for the Brent/ WTI location are priced off the Brent and WTI futures spread.

(b)	Crude oil volumes are reported in Bbl/day and natural gas volumes are reported in BBtu/day.
(c)	The weighted average price for crude oil is reported in $/Bbl and the natural gas is reported in $/MMBtu.
(d)	Fixed Price Swaps include hedges related to a new partnership created to fund non-operated interests.

Fair values and gains (losses)

Our derivatives are presented as separate line items in our Consolidated Balance Sheets as current and noncurrent derivative assets and liabilities. Derivatives are classified as current or noncurrent based on the contractual timing of expected future net cash flows of individual contracts. The expected future net cash flows for derivatives classified as current are expected to occur within the next 12 months. The fair value amounts are presented on a gross basis and do not reflect the netting of asset and liability positions permitted under the terms of our master netting arrangements. Further, our derivatives do not include cash held on deposit in margin accounts that we have received or remitted to collateralize certain derivative positions.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

We enter into commodity derivative contracts that serve as economic hedges but are not designated as cash flow hedges for accounting purposes as we do not utilize this method of accounting for derivative instruments. The following table presents the net gain (loss) related to our energy commodity derivatives.

	Years Ended December 31,
	2020	2019	2018
	(Millions)
Gain (loss) from derivatives related to production(a)	$320	$(150)	$78
Gain (loss) from derivatives related to physical marketing agreements(b)	1	(3)	3

Net gain (loss) on derivatives	$321	$(153)	$81

(a)

Includes settlements totaling $687 million for the year ended December 31, 2020, settlements totaling $12 million for the year ended December 31, 2019, and payments totaling $237 million for the year ended December 31, 2018.

(b)	Includes no payments for the years ended December 31, 2020, 2019 and 2018.

The cash flow impact of our derivative activities is presented as separate line items within the operating activities on the Consolidated Statements of Cash Flows.

Offsetting of derivative assets and liabilities

The following table presents our gross and net derivative assets and liabilities.

	Gross Amount Presented on Balance Sheet	Netting Adjustments (a)	Net Amount
	(Millions)
December 31, 2020
Derivative assets with right of offset or master netting agreements	$6	$(6)	$—
Derivative liabilities with right of offset or master netting agreements	$(275)	$6	$(269)

December 31, 2019
Derivative assets with right of offset or master netting agreements	$67	$(45)	$22
Derivative liabilities with right of offset or master netting agreements	$(91)	$45	$(46)

(a)

With all of our financial trading counterparties, we have agreements in place that allow for the financial right of offset for derivative assets and derivative liabilities at settlement or in the event of a default under the agreements. Additionally, we have negotiated master netting agreements with some of our counterparties. These master netting agreements allow multiple entities that have multiple underlying agreements the ability to net derivative assets and derivative liabilities at settlement or in the event of a default or a termination under one or more of the underlying contracts.

Credit-risk-related features

Certain of our derivative contracts contain credit-risk-related provisions that would require us, under certain events, to post additional collateral in support of our net derivative liability positions. These credit-risk-related provisions require us to post collateral in the form of cash or letters of credit when our net liability positions exceed an established credit threshold. The credit thresholds are typically based on our senior unsecured debt ratings from Standard and Poor’s and/or Moody’s Investment Services. Under these contracts, a credit ratings decline would lower our credit thresholds, thus requiring us to post additional collateral. We also have contracts that contain adequate assurance provisions giving the counterparty the right to request collateral in an amount that corresponds to the outstanding net liability.

As of December 31, 2020, we did not have any collateral posted to derivative counterparties to support the aggregate fair value of our net $269 million derivative liability position (reflecting master netting arrangements in place with certain counterparties) which includes a reduction of $15 million to our liability balance for our own nonperformance risk. As of December 31, 2019, we did not have any collateral posted to derivative counterparties to support the aggregate fair value of our net $46 million derivative liability position (reflecting master netting arrangements in place with certain counterparties) which includes a reduction of $1 million to our liability balance for our own nonperformance risk. The additional collateral that we would have been required to post, assuming our credit thresholds were eliminated and a call for adequate assurance under the credit risk provisions in our derivative contracts was triggered, was $269 million and $46 million at December 31, 2020 and 2019, respectively.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Concentration of Credit Risk

Cash equivalents

Our cash equivalents are primarily invested in funds with high-quality, short-term securities and instruments that are issued or guaranteed by the U.S. government.

Accounts receivable

The following table summarizes concentration of receivables, net of allowances, by product or service as of dates indicated below.

	December 31,
	2020	2019
	(Millions)
Receivables by product or service:
Sale of natural gas, crude and related products and services	$383	$335
Joint interest owners	82	88
Receivable for derivative settlements	29	1
Income tax receivable	—	19
Other	—	7

Total	$494	$450

Oil and natural gas customers include pipelines, distribution companies, producers, marketers and industrial users primarily located in the southwestern United States and North Dakota. As a general policy, collateral is not required for receivables, but customers’ financial condition and credit worthiness are evaluated regularly.

Derivative assets and liabilities

We have a risk of loss from counterparties not performing pursuant to the terms of their contractual obligations.

Counterparty performance can be influenced by changes in the economy and regulatory issues, among other factors. Risk of loss is impacted by several factors, including credit considerations and the regulatory environment in which a counterparty transacts. We attempt to minimize credit-risk exposure to derivative counterparties and brokers through formal credit policies, consideration of credit ratings from public ratings agencies, monitoring procedures, master netting agreements and collateral support under certain circumstances. Collateral support could include letters of credit, payment under margin agreements and guarantees of payment by creditworthy parties.

We also enter into master netting agreements to mitigate counterparty performance and credit risk. During 2020, 2019 and 2018, we did not incur any significant losses due to counterparty bankruptcy filings. We assess our credit exposure on a net basis to reflect master netting agreements in place with certain counterparties. We offset our credit exposure to each counterparty with amounts we owe the counterparty under derivative contracts.

Our gross and net credit exposure from our derivative contracts were $6 million and less than $1 million, respectively, as of December 31, 2020. All of our credit exposure is with investment grade financial institutions. We determine investment grade primarily using publicly available credit ratings. We consider counterparties with a minimum S&P’s rating of BBB- or Moody’s Investors Service rating of Baa3 to be investment grade.

We have one net counterparty position which represents approximately 100 percent of our net credit exposure. Under our marginless hedging agreements with key banks, neither party is required to provide collateral support related to hedging activities.

Other

At December 31, 2020, we held collateral support of $40 million, either in the form of cash, letters of credit or surety bond, related to our commodity management agreements.

Collateral support for our commodity agreements could include margin deposits, letters of credit, and guarantees of payment by credit worthy parties.

WPX Energy, Inc.

Notes to Consolidated Financial Statements-(Continued)

Revenues

The following companies accounted for more than 10 percent of our total consolidated revenues adjusted for net gain (loss) on derivatives in any given year presented below. Management believes that the loss of any individual purchaser would not have a long-term material adverse impact on the financial position or results of operations of the Company.

	Year ended December 31,
	2020	2019	2018
Plains Marketing LP	19%	(a )	(a	)
Flint Hills Resources LP	17%	(a )	(a	)
United Energy Trading LLC	13%	20%	23%
NGL Crude Logistics	13%	13%	14%
BP Products North America, Inc.	13%	11%	(a	)
Occidental Energy Marketing	12%	18%	16%

(a)	Revenues for purchaser were less than 10 percent of total consolidated revenues adjusted for net gain (loss) on derivatives.

One of our senior officers is on the board of directors of NGL Energy Partners, LP (“NGL Energy”). In the normal course of business, we sell crude oil to a subsidiary of NGL Energy, noted in the table above as NGL Crude Logistics. In addition, a subsidiary of NGL Energy provides water disposal services for WPX that represent less than 1 percent of operating expenses.

Note 18. Subsequent Events

The Company has evaluated subsequent events through February 17, 2021, which is the date these financial statements were available to be issued, and determined that there have been no events other than those disclosed in the Notes related to the Devon Merger that have occurred that would require adjustments to our disclosures in the consolidated financial statements.

WPX Energy, Inc.

Supplemental Oil and Gas Disclosures

(Unaudited)

We have significant continuing oil and gas producing activities primarily in the Delaware Basin in Texas and New Mexico and the Williston Basin in North Dakota, all of which are located in the United States.

The following information includes activity through the completion of any asset sales. These sales include operations which are reported within continuing operations and the operations of the San Juan Basin, which have been reported as discontinued operations in our consolidated financial statements. The San Juan Basin properties were sold in March 2018.

Capitalized Costs

	As of December 31,
	2020	2019
	(Millions)
Proved Properties	$8,455	$8,928
Unproved properties	1,784	1,765

	10,239	10,693
Accumulated depreciation, depletion and amortization and valuation provisions	(2,185)	(3,491)

Net capitalized costs	$8,054	$7,202

•	Excluded from capitalized costs are equipment and facilities in support of oil and gas production of $366 million and $350 million, net, as of December 31, 2020 and 2019, respectively.

•	Proved properties include capitalized costs for oil and gas leaseholds holding proved reserves, development wells including uncompleted development well costs and successful exploratory wells.

•	Unproved properties consist primarily of unproved leasehold costs.

Cost Incurred

	For the years ended December 31,
	2020	2019	2018
	(Millions)
Acquisition	$1,865	$115	$68
Exploration	$6	$8	$7
Development	$984	$1,099	$1,350

	$2,855	$1,222	$1,425

•	Costs incurred include capitalized and expensed items but excludes costs associated with facilities.

•

Acquisition costs are as follows: Costs in 2020 primarily relate to our purchase of Felix in March 2020 (see Note 2 of Notes to Consolidated Financial Statements) and includes $1.2 billion and 106 MMBoe of proved developed reserves. Costs in 2019 primarily reflect the purchase of surface acreage within our Delaware Basin acreage. Costs in 2018 primarily relate to purchase of acreage in the Delaware Basin and include $13 million and 0.6 MMboe of proved reserves.

•

Exploration costs include costs incurred for geological and geophysical activity, drilling and equipping exploratory wells, including costs incurred during the year for wells determined to be dry holes, exploratory lease acquisitions and retaining undeveloped leaseholds.

•

Development costs include costs incurred to gain access to and prepare well locations for drilling and to drill and equip wells in our development basins. Development costs associated with our San Juan Basin operations were $24 million for 2018.

WPX Energy, Inc.

Supplemental Oil and Gas Disclosures

(Unaudited)

Proved Reserves

The SEC defines proved oil and gas reserves (Rule 4-10(a) of Regulation S-X) as those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation. The project to extract the hydrocarbons must have commenced or the operator must be reasonably certain that it will commence the project within a reasonable time. Proved reserves consist of two categories, proved developed reserves and proved undeveloped reserves. Proved developed reserves are currently producing wells and wells awaiting minor sales connection expenditure, recompletion, additional perforations or borehole stimulation treatments. Proved undeveloped reserves are those reserves which are expected to be recovered from new wells on undrilled acreage or from existing wells where a relatively major expenditure is required for recompletion. Proved reserves on undrilled acreage are limited to those that can be developed within five years according to planned drilling activity. Proved reserves on undrilled acreage also can include locations that are more than one offset away from current producing wells where there is a reasonable certainty of production when drilled or where it can be demonstrated with reasonable certainty that there is continuity of production from the existing productive formation.

WPX Energy, Inc.

Supplemental Oil and Gas Disclosures

(Unaudited)

The following is a summary of changes in our proved reserves including proved reserves activity through the completion of our sale of the San Juan Basin which is reported as discontinued operations and other divestitures in continuing operations.

	Oil (MMbbls)	Natural Gas (Bcf)	NGLs (MMbbls)	All Products (MMboe)
Proved reserves at December 31, 2017	263.7	591.0	74.0	436.2
Revisions	—	(11.4)	5.3	3.4
Purchases	1.5	4.8	0.6	2.9
Divestitures	(27.6)	(79.8)	(10.4)	(51.3)
Extensions and discoveries	84.5	176.9	22.7	136.7
Production	(30.8)	(63.8)	(7.2)	(48.6)

Proved reserves at December 31, 2018	291.3	617.7	85.0	479.3
Revisions	(10.7)	41.4	8.6	4.8
Divestitures	(3.7)	(10.7)	(0.8)	(6.3)
Extensions and discoveries	56.7	170.7	25.5	110.7
Production	(37.8)	(78.4)	(10.0)	(60.9)

Proved reserves at December 31, 2019	295.8	740.7	108.3	527.6
Revisions	(39.7)	9.3	(30.3)	(68.6)
Divestitures	(1.3)	(4.1)	(0.4)	(2.4)
Purchases	136.0	233.0	29.6	204.4
Extensions and discoveries	50.2	194.0	17.7	100.3
Production	(47.4)	(104.2)	(14.3)	(79.0)

Proved reserves at December 31, 2020	393.6	1,068.7	110.6	682.3

Proved developed reserves:
December 31, 2018	156.4	365.4	48.4	265.8
December 31, 2019	184.3	456.5	65.5	325.9
December 31, 2020	269.3	755.8	79.6	474.9

Proved undeveloped reserves:
December 31, 2018	134.9	252.3	36.6	213.5
December 31, 2019	111.5	284.2	42.8	201.7
December 31, 2020	124.3	312.9	31.0	207.4

•	Natural gas reserves are computed at 14.73 pounds per square inch absolute and 60 degrees Fahrenheit.

•

Revisions in 2020 primarily reflect 43 MMboe of negative revisions due to a decrease in the 12 month average price and 25 MMboe of negative net revisions. Revisions in 2019 primarily reflect 21 MMboe of positive revisions partially offset by 16 MMboe of negative revisions due to a decrease in the 12 month average price. Revisions in 2018 primarily reflect 9 MMboe of positive revisions due to an increase in the 12 month average price offset by 5 MMboe of negative revisions.

•	Purchases in 2020 primarily reflect the Felix Acquisition of which 106 MMboe is proved developed.

•	Divestitures in 2018 primarily relate to the sale of our oil assets in the San Juan Basin which included 40 MMboe of proved developed reserves and 11 MMboe of proved undeveloped reserves.

•

Extensions and discoveries in 2020 reflect 42 MMboe added for proved developed locations 58 MMboe for the proved undeveloped locations primarily in the Permian Basin. Extensions and discoveries in 2019 reflect 42 MMboe added for proved developed locations primarily in the Permian Basin and 68 MMboe added for proved undeveloped locations in the Permian Basin. Extensions and discoveries in 2018 reflect 52 MMboe added for proved developed locations and 85 MMboe of proved undeveloped locations.

WPX Energy, Inc.

Supplemental Oil and Gas Disclosures

(Unaudited)

Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

The following is based on the estimated quantities of proved reserves. Prices were calculated from the 12-month trailing average, first-of-the-month price for the applicable indices for each basin as adjusted for respective location price differentials. The average domestic oil price used in the estimates for the years ended December 31, 2020, 2019 and 2018 was $36.87, $53.62 and $61.57 per barrel, respectively. The average natural gas price used in the estimates for the years ended December 31, 2020, 2019 and 2018 was $0.95, $0.97 and $1.21 per Mcf, respectively. The average NGL price per barrel was $10.38, $13.23 and $26.76 for the same periods. Future income tax expenses have been computed considering applicable taxable cash flows, including historical tax basis and carry forwards (i.e. future deductions for taxable income calculations), and appropriate statutory tax rates. The discount rate of 10 is as prescribed by authoritative guidance. Continuation of year-end economic conditions also is assumed. The calculation is based on estimates of proved reserves, which are revised over time as new data becomes available. Probable or possible reserves, which may become proved in the future, are not considered. The calculation also requires assumptions as to the timing of future production of proved reserves, and the timing and amount of future development and production costs.

Numerous uncertainties are inherent in estimating volumes and the value of proved reserves and in projecting future production rates and timing of development expenditures. Such reserve estimates are subject to change as additional information becomes available. The reserves actually recovered and the timing of production may be substantially different from the reserve estimates.

Standardized Measure of Discounted Future Net Cash Flows

	As of December 31,
	2020	2019
	(Millions)
Future cash inflows	$16,667	$18,012
Less:
Future production costs	8,859	8,407
Future development costs	1,267	1,469
Future income tax provisions	93	772

Future net cash flows	6,448	7,364
Less 10 percent annual discount for estimated timing of cash flows	3,243	3,233

Standardized measure of discounted future net cash inflows	$3,205	$4,131

Sources of Change in Standardized Measure of Discounted Future Net Cash Flows

	For the years ended December 31,
	2020	2019	2018
	(Millions)
Beginning of year	$4,131	$5,191	$3,161
Sales of oil and gas produced, net of operating costs	(1,104)	(1,515)	(1,541)
Net change in prices and production costs	(2,460)	(2,247)	2,004
Extensions, discoveries and improved recovery, less estimated future costs	241	667	1,341
Development costs incurred during year	384	636	654
Changes in estimated future development costs	566	585	(35)
Purchase of reserves in place, less estimated future costs	1,228	—	27
Sale of reserves in place, less estimated future costs	(9)	(63)	(409)
Revisions of previous quantity estimates	(377)	85	75
Accretion of discount	408	548	324
Net change in income taxes	209	260	(396)
Other	(12)	(16)	(14)

Net changes	(926)	(1,060)	2,030

End of year	$3,205	$4,131	$5,191